EXHIBIT 2.1







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               MERGER AGREEMENT AND PLAN OF REORGANIZATION
                         Dated as of June 17, 1994
                              by and between
                    OMEGA HEALTHCARE INVESTORS, INC.
                                   and
                    HEALTH EQUITY PROPERTIES INCORPORATED







________________________________________________________________
________________________________________________________________

                         TABLE OF CONTENTS

                                                       PAGE
                              ARTICLE I

                              THE MERGER

     SECTION 1.1   The Merger . . . . . . . . . . . . . .    1
     SECTION 1.2   Effective Time of the Merger . . . . .    2

                              ARTICLE II

                    THE SURVIVING CORPORATION

     SECTION 2.1   Articles of Incorporation. . . . . . .    2
     SECTION 2.2   Bylaws . . . . . . . . . . . . . . . .    2
     SECTION 2.3   Directors. . . . . . . . . . . . . . .    3
     SECTION 2.4   Officers . . . . . . . . . . . . . . .    3
     SECTION 2.5   Further Action . . . . . . . . . . . .    3

                              ARTICLE III

                         CONVERSION OF SHARES

     SECTION 3.1   Conversion of Company Shares
                    in the Merger . . . . . . . . . . . .    3
     SECTION 3.2   No Modification of Purchaser Securities   6
     SECTION 3.3   Exchange of Certificates . . . . . . .    6
     SECTION 3.4   No Fractional Securities . . . . . . .    8
     SECTION 3.5   Dissenting Stockholders  . . . . . . .    8
     SECTION 3.6   Closing. . . . . . . . . . . . . . . .    9

                              ARTICLE IV

          REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     SECTION 4.1   Organization and Qualification. . . . .  10
     SECTION 4.2   Capitalization. . . . . . . . . . . . .  10
     SECTION 4.3   Subsidiaries. . . . . . . . . . . . . .  11
     SECTION 4.4   Authority; Non-Contravention; Approvals  11
     SECTION 4.5   Reports and Financial Statements. . . .  12
     SECTION 4.6   Absence of Undisclosed Liabilities. . .  13
     SECTION 4.7   Absence of Certain Changes or Events. .  14
     SECTION 4.8   Litigation. . . . . . . . . . . . . . .  14
     SECTION 4.9   Registration Statement and
                    Proxy Statement. . . . . . . . . . . .  15
     SECTION 4.10  No Violation of Law . . . . . . . . . .  15
     SECTION 4.11  Compliance with Agreements. . . . . . .  17
     SECTION 4.12  Taxes . . . . . . . . . . . . . . . . .  17
     SECTION 4.13  Employee Benefit Plans; ERISA . . . . .  19
     SECTION 4.14  Certain Agreements. . . . . . . . . . .  20
     SECTION 4.15  Labor Controversies . . . . . . . . . .  21
     SECTION 4.16  Books, Records and Accounts . . . . . .  21
     SECTION 4.17  Opinion of Financial Advisor. . . . . .  22
     SECTION 4.18  Company Ownership of the Purchaser
                    Common Stock . . . . . . . . . . . . .  22
     SECTION 4.19  NYSE. . . . . . . . . . . . . . . . . .  22
     SECTION 4.20  Contracts, Etc. . . . . . . . . . . . .  22
     SECTION 4.21  Intellectual Property . . . . . . . . .  24
     SECTION 4.22  Disclosure. . . . . . . . . . . . . . .  24
     SECTION 4.23  Brokers and Finders . . . . . . . . . .  24
     SECTION 4.24  REIT Qualification. . . . . . . . . . .  24
     SECTION 4.25  Title to Properties . . . . . . . . . .  25
     SECTION 4.26  Title Insurance . . . . . . . . . . . .  25
     SECTION 4.27  Environmental Matters . . . . . . . . .  25
     SECTION 4.28  Over Financing. . . . . . . . . . . . .  26
     SECTION 4.29  Defects . . . . . . . . . . . . . . . .  26
     SECTION 4.30  Condemnation. . . . . . . . . . . . . .  26
     SECTION 4.31  Taxes and Assessments on
                    Company Properties . . . . . . . . . .  26
     SECTION 4.32  Properties and Leases . . . . . . . . .  26
     SECTION 4.33  Mortgages . . . . . . . . . . . . . . .  27
     SECTION 4.34  Company Mortgage Loans. . . . . . . . .  29
     SECTION 4.35  Investment Company Act. . . . . . . . .  30

                              ARTICLE V

          REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

     SECTION 5.1   Organization and Qualification. . . . .  30
     SECTION 5.2   Capitalization. . . . . . . . . . . . .  31
     SECTION 5.3   Subsidiaries. . . . . . . . . . . . . .  32
     SECTION 5.4   Authority; Non-Contravention; Approvals  32
     SECTION 5.5   Reports and Financial Statements. . . .  33
     SECTION 5.6   Absence of Undisclosed Liabilities. . .  34
     SECTION 5.7   Absence of Certain Changes or Events. .  34
     SECTION 5.8   Litigation. . . . . . . . . . . . . . .  35
     SECTION 5.9   Registration Statement and Proxy
                    Statement. . . . . . . . . . . . . . .  35
     SECTION 5.10  No Violation of Law . . . . . . . . . .  36
     SECTION 5.11  Compliance with Agreements. . . . . . .  37
     SECTION 5.12  Taxes . . . . . . . . . . . . . . . . .  37
     SECTION 5.13  Employee Benefit Plans; ERISA . . . . .  39
     SECTION 5.14  Certain Agreements. . . . . . . . . . .  40
     SECTION 5.15  Labor Controversies . . . . . . . . . .  41
     SECTION 5.16  Books, Records and Accounts . . . . . .  41
     SECTION 5.17  Opinion of Financial Advisor. . . . . .  41
     SECTION 5.18  Purchaser Ownership of the
                    Company Common Stock. . . . . . . . . .  42
     SECTION 5.19  Contracts, Etc.. . . . . . . . . . . . .  42
     SECTION 5.20  Intellectual Property. . . . . . . . . .  43
     SECTION 5.21  Disclosure . . . . . . . . . . . . . . .  43
     SECTION 5.22  Brokers and Finders. . . . . . . . . . .  44
     SECTION 5.23  REIT Qualification . . . . . . . . . . .  44
     SECTION 5.24  Title to Properties. . . . . . . . . . .  44
     SECTION 5.25  Title Insurance. . . . . . . . . . . . .  44
     SECTION 5.26  Environmental Matters. . . . . . . . . .  45
     SECTION 5.27  Over Financing . . . . . . . . . . . . .  45
     SECTION 5.28  Defects. . . . . . . . . . . . . . . . .  45
     SECTION 5.29  Condemnation . . . . . . . . . . . . . .  45
     SECTION 5.30  Taxes and Assessments on Properties. . .  45
     SECTION 5.31  Properties and Leases. . . . . . . . . .  46
     SECTION 5.32  Mortgages. . . . . . . . . . . . . . . .  47
     SECTION 5.33  Purchaser Mortgage Loans . . . . . . . .  48
     SECTION 5.34  Investment Company Act . . . . . . . . .  49
     SECTION 5.35  NYSE Listing . . . . . . . . . . . . . .  50

                              ARTICLE VI

               CONDUCT OF BUSINESSES PENDING THE MERGER

     SECTION 6.1   Conduct of Business by the Company
                    Pending the Merger. . . . . . . . . . .  50
     SECTION 6.2   Conduct of Business by the Purchaser
                    Pending the Merger. . . . . . . . . . .  52
     SECTION 6.3   Acquisition Transactions . . . . . . . .  52

                              ARTICLE VII

                         ADDITIONAL AGREEMENTS

     SECTION 7.1   Access to Information  . . . . . . . . .  54
     SECTION 7.2   Registration Statement and
                    Proxy Statement . . . . . . . . . . . .  55
     SECTION 7.3   Stockholders' Approval . . . . . . . . .  55
     SECTION 7.4   Compliance with the Securities Act . . .  55
     SECTION 7.5   NYSE . . . . . . . . . . . . . . . . . .  55
     SECTION 7.6   Expenses . . . . . . . . . . . . . . . .  55
     SECTION 7.7   Agreement to Cooperate . . . . . . . . .  56
     SECTION 7.8   Public Statements  . . . . . . . . . . .  56
     SECTION 7.9   Corrections to the Proxy Statement/
              Prospectus and Registration Statement . . . .  56
SECTION 7.10  Amendment of Company Leases . . . . . . . . .  57
     SECTION 7.11  Continued Qualification as a Real Estate
              Investment Trust. . . . . . . . . . . . . . .   57
     SECTION 7.12  Consulting and Noncompetition Agreements   57

                              ARTICLE VIII

                              CONDITIONS

     SECTION 8.1   Conditions to Each Party's Obligation
              to Effect the Merger. . . . . . . . . . . . . .  58
     SECTION 8.2   Conditions to Obligation of the Company
              to Effect the Merger. . . . . . . . . . . . . .  58
     SECTION 8.3   Conditions to Obligation of the Purchaser
              to Effect the Merger. . . . . . . . . . . . . .  60

                              ARTICLE IX

                    TERMINATION, AMENDMENT AND WAIVER

     SECTION 9.1   Termination. . . . . . . . . . . . . . . .  61
     SECTION 9.2   Effect of Termination. . . . . . . . . . .  62
     SECTION 9.3   Amendment. . . . . . . . . . . . . . . . .  62
     SECTION 9.4   Waiver . . . . . . . . . . . . . . . . . .  62
     SECTION 9.5   Expense Reimbursement; Liquidated Damages.  62

                              ARTICLE X

                         GENERAL PROVISIONS

     SECTION 10.1  Non-Survival of Representations and
                    Warranties. . . . . . . . . . . . . . . .  63
     SECTION 10.2  Notices. . . . . . . . . . . . . . . . . .  63
     SECTION 10.3  Interpretation . . . . . . . . . . . . . .  64
     SECTION 10.4  Miscellaneous  . . . . . . . . . . . . . .  64
     SECTION 10.5  Counterparts . . . . . . . . . . . . . . .  64
     SECTION 10.6  Parties In Interest  . . . . . . . . . . .  64


                              EXHIBITS

Exhibit I:     Articles of Merger -- Maryland
Exhibit II:    Articles of Merger -- North Carolina
Exhibit III:   Opinion of Argue Pearson Harbison & Myers
Exhibit IV:    Opinion of Jones, Day, Reavis & Pogue
Exhibit V:     Opinion of Stroock & Stroock & Lavan
Exhibit VI:    Opinion of Stroock & Stroock & Lavan







          MERGER AGREEMENT AND PLAN OF REORGANIZATION


     THIS MERGER AGREEMENT AND PLAN OF REORGANIZATION (the
"Agreement"), is entered into as of June 17, 1994 by and between Omega Healthcare Investors, Inc., a Maryland corporation
("Purchaser"), and Health Equity Properties Incorporated, a North
Carolina corporation (the "Company").

     WHEREAS, the Boards of Directors of the Purchaser and the Company have approved the merger of the Company with and into the Purchaser or, at the option of the Purchaser, a wholly owned subsidiary of the Purchaser, pursuant to this Agreement (the "Merger") and the transactions contemplated hereby upon the terms and subject to the conditions set forth herein;

     WHEREAS, it is intended that Purchaser and the Company and their respective stockholders (except to the extent such stockholders receive cash in lieu of fractional shares or upon the exercise of dissenters' rights) will recognize no gain or loss for federal income tax purposes as a result of the consummation of the Merger; and

     WHEREAS, the Purchaser and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger.

     NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained herein, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:


                              ARTICLE I

                              THE MERGER

     SECTION 1.1 The Merger. Upon the terms and subject to the conditions of this Agreement, at the Effective Time (as hereinafter defined) the Company shall be merged with and into the Purchaser or, at the option of the Purchaser, a wholly owned subsidiary of the Purchaser, in accordance with the provisions of
(i) Section 3-105 of the Maryland General Corporation Law (the "MGCL") and with the effect provided in Section 3-114 of the MGCL and (ii) Section 55-11-05 of the North Carolina Business Corporation Act (the "NCBCA") and with the effect provided in
Section 55-11-06 of the
NCBCA, and the separate existence of the Company shall thereupon cease. The Purchaser or such wholly owned subsidiary shall be the surviving corporation in the Merger (hereinafter sometimes referred to as the "Surviving Corporation") and shall continue to be governed by the laws of the State of Maryland and the name of the Surviving Corporation shall remain "Omega Healthcare Investors, Inc." In the event the Company is merged with and into a wholly owned subsidiary of the Purchaser, the name of the Surviving Corporation shall be as set forth in the Merger Filing (as hereinafter defined). Without limiting the generality of the foregoing, and subject thereto, at the Effective Time of the Merger, (a) the Surviving Corporation shall possess all assets and property of every description, and every interest therein, wherever located, and the rights, privileges, immunities, powers, franchises and authority, of a public as well as of a private nature, of each of the Purchaser and the Company, (b) all obligations belonging to or due each of the Purchaser and the Company shall be vested in, and become the obligations of, the Surviving Corporation without further act or deed, (c) title to any real estate or any interest therein vested in either of the Purchaser and the Company shall not revert or in any way be impaired by reason of the Merger, (d) all rights of creditors and all liens upon any property of any of the Purchaser and the Company shall be preserved unimpaired and (e) the Surviving Corporation shall be liable for all of the obligations of each of the Purchaser and the Company and any claim existing, or action or proceeding pending, by or against either of the Purchaser or the Company may be prosecuted to judgment with right of appeal, as if the Merger had not taken place.

     SECTION 1.2 Effective Time of the Merger. The Merger shall become effective at such time (the "Effective Time") as the Articles of Merger, in the form set forth as Exhibit I hereto, are filed with the Secretary of State of the State of Maryland and the Articles of Merger, in the form set forth as Exhibit II hereto, are filed with the Secretary of State of the State of North Carolina (the "Merger Filing") or such later date and time as may be specified in the Articles of Merger; such filings shall be made simultaneously with or as soon as practicable after the closing of the transactions contemplated by this Agreement in accordance with Section 3.6.


                              ARTICLE II

                    THE SURVIVING CORPORATION

     SECTION 2.1 Articles of Incorporation. The Articles of Incorporation of the Surviving Corporation as in effect immediately prior to the Effective Time shall be the Articles of Incorporation of the Surviving Corporation after the Effective Time, until duly amended in accordance with the terms thereof and applicable law.

     SECTION 2.2 Bylaws. The Bylaws of the Surviving Corporation as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation after the Effective Time, and thereafter may be amended in accordance with their terms and as provided by the Articles of Incorporation of the Surviving Corporation and applicable law.

     SECTION 2.3  Directors.   The directors of the Surviving
Corporation at the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Articles of Incorporation and applicable law.

     SECTION 2.4 Officers. The officers of the Surviving Corporation at the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Articles of Incorporation and Bylaws.

     SECTION 2.5  Further Action.   If at any time after the
Effective Time of the Merger the Purchaser shall consider that any further deeds, assignments, conveyances, agreements, documents, instruments or assurances in law or any other things are necessary or desirable to vest, perfect, confirm or record in the Surviving Corporation the title to any property, rights, privileges, powers and franchises of the Company to be acquired by the Surviving Corporation by reason of, or as a result of, the Merger, or otherwise to carry out the provisions of this Agreement, the Board of Directors and officers of the Company last in office shall, to the extent then permitted so to do by applicable law, execute and deliver, upon the Purchaser's reasonable request, any and all deeds, assignments, conveyances, agreements, documents, instruments or assurances in law, and do all other things necessary or proper to vest, perfect, confirm or record title to such property, rights, privileges, powers and franchises in the Surviving Corporation, and otherwise to carry out the provisions of this Agreement.


                         ARTICLE III

                    CONVERSION OF SHARES

     SECTION 3.1    Conversion of Company Shares in the Merger.

     (a) At the Effective Time, by virtue of the Merger and without any action on the part of any holder of any capital stock of the Company:

          (i) Each share of Common Stock, $.01 par value per share, of the Company (the "Company Common Stock"), issued and outstanding at the Effective Time, subject to the terms and conditions of this Agreement, shall be converted (except as provided in clause (ii) of this Section 3.1(a)), without any further action, into the right to receive, and become exchangeable for, 0.393 shares (the "Exchange Ratio") of fully paid and non-assessable Common Stock, $0.10 par value per share, of the Purchaser ("Purchaser Common Stock"); provided, however, that the Exchange Ratio shall be renegotiated by the parties hereto if, at any time prior to the tenth business day before the date of the special meeting of stockholders of the Company called to obtain the Company Stockholders' Approval, the average closing price of Purchaser Common Stock on the New York Stock Exchange ("NYSE") for a period of 30 consecutive trading days shall be less than $19.00 per share.

          (ii) Each share of Company Common Stock, if any, owned by the Purchaser or any subsidiary of the Purchaser or the Company or any subsidiary of the Company immediately prior to the Effective Time shall be cancelled and shall cease to exist from and after the Effective Time;

         (iii) (a) Any option, warrant or right to purchase capital stock of the Company outstanding on the date hereof shall be exercised or cancelled prior to the Effective Time in accordance with the terms thereof except for employee stock options granted pursuant to the Third Amended and Restated 1989 Nonqualified Stock Option Plan (the "Options") and except for such other rights to purchase or acquire Company Common Stock as are listed on Schedule 3.1(a)(iii) hereto (the "Other Rights"). The Purchaser shall assume the obligations of the Company arising with respect to the Other Rights such that the holder of such Other Rights shall receive, if and when issued in accordance with the terms of such Other Rights, such amount of Purchaser Common Stock as constitutes the economic equivalent of the Company Common Stock such holder would have received prior to the Effective Time upon the vesting and exercise of such Other Rights converted into Purchaser Common Stock at the Exchange Ratio. Prior to the Effective Time, the Board of Directors of the Company will adopt such resolutions, if any, as are necessary to adjust the terms of all outstanding Options to provide that each Option, whether or not exercisable or vested as of the date hereof, will become fully exercisable and vested effective as of immediately prior to the Effective Time. Effective as of immediately prior to the Effective Time, each Option will be cancelled in exchange for a payment in cash by the Surviving Corporation of an amount equal to the product of (i) the total number of shares of Company Common Stock subject to such Option multiplied by (ii) the excess of $9.791 over the exercise price per share subject to such Option, less applicable withholding taxes. The Company will, upon the request of the Purchaser, take all such action as is necessary or appropriate to effect the provisions of this Section 3.1(a)(iii), including, without limitation, obtaining the written acknowledgment of each employee holding an Option that the payment of the amount of cash referred to hereinabove will satisfy and discharge in full the Company's and the Surviving Corporation's obligation to each employee pursuant to any such Option.

               (b) The Company shall take such actions as are necessary to ensure that from and after the Effective Time none of the Company, the Surviving Corporation or any of their respective subsidiaries is or will be bound by any options, warrants, rights or agreements (other than pursuant to the Other Rights) which would entitle any person, other than Purchaser or its wholly owned subsidiaries, to beneficially own, or receive any payments in respect of (other than as otherwise contemplated by Section 3.5 hereof and this Section 3.1(a)(iii)), any capital stock of the Company or the Surviving Corporation.


          (iv) All shares of Company Common Stock allocated as of the Effective Time to the various participants in the Company's Stock Purchase Plan (the "Stock Purchase Plan") will be converted into shares of Purchaser Common Stock at the Exchange Ratio, all in accordance with Section 3.1(a)(i). With respect to the Stock Purchase Plan, the Company will: (i) immediately after the date hereof, cause the Stock Purchase Plan to be terminated effective as of June 30, 1994 but such termination shall be conditioned upon the consummation of the Merger; (ii) as soon as practicable after the Effective Time, cause all amounts deferred through payroll deductions between June 30, 1994 and the Effective Time to be returned, without interest, to the participants who have deferred such amounts; (iii) treat all other amounts deferred through payroll deductions prior to the date hereof and not yet used to purchase Company Common Stock pursuant to the terms of the Stock Purchase Plan as if such amounts were used to purchase Company Common Stock at a purchase price per share equal to eighty-five percent (85%) of the lower of the closing price per share of the Company Common Stock on January 1, 1994 or the closing price per share of the Company Common Stock on the trading date last preceding the date of this Agreement, as such closing price is reported on the NYSE; and (iv) pay each participant thereunder an amount equal to the product of (A) the number of shares deemed purchased by such participant pursuant to subsection (iii) above multiplied by (B) $9.791, less applicable withholding taxes. The Company shall amend the Stock Purchase Plan, if necessary, and terminate the Stock Purchase Plan and take such other actions as are necessary to ensure that from and after the Effective Time, neither the Company nor the Surviving Corporation is or will be bound by any obligations, rights or agreements which would entitle any participant to own beneficially, or receive any payments (other than as otherwise contemplated by Section 3.5 hereof and this Section 3.1(a)(iv)) in respect of, any capital stock of the Company or the Surviving Corporation. Promptly following the public announcement of the execution of this Agreement, the Company shall inform the participants of the Stock Purchase Plan of the provisions set forth in this Section 3.1(a)(iv).

     (b) If, prior to the Effective Time, the Purchaser should split or combine the Purchaser Common Stock, or pay a stock dividend or other stock distribution in Purchaser Common Stock, or otherwise change the Purchaser Common Stock into any other securities, then the Exchange Ratio will be appropriately adjusted to reflect such split, combination, stock dividend or other distribution or change.

     (c) If, prior to the Effective Time, the Company should establish a record date for the payment of any cash dividend with respect to shares of Company Common Stock other than a regular quarterly dividend paid in an amount and at such time as is consistent with the Company's established practice, then the Exchange Ratio will be appropriately reduced so as to reflect the per share amount of such dividend.

     SECTION 3.2 No Modification of Purchaser Securities. Each share of Purchaser Common Stock issued and outstanding at the Effective Time shall remain issued and outstanding thereupon and shall not be converted or the terms thereof modified in the Merger.

     SECTION 3.3  Exchange of Certificates.

     (a) From and after the Effective Time, each holder of an outstanding certificate which immediately prior to the Effective Time represented outstanding shares of Company Common Stock ("Company Certificates") shall cease to have any right as a stockholder of the Company, except as otherwise provided in this Agreement or by applicable law, and each such holder shall be entitled to receive in exchange for such holder's Company Certificates, upon surrender thereof to an exchange agent selected by the Purchaser (the "Exchange Agent"), a certificate or certificates representing the number of whole shares of Purchaser Common Stock which such holder is entitled to receive pursuant to Section 3.1(a) and cash for any fractional share of Purchaser Common Stock which such holder may be entitled to receive pursuant to Section 3.4 hereof. Notwithstanding any other provision of this Agreement, (i) until holders or transferees of Company Certificates theretofore representing shares of Company Common Stock have surrendered such certificates for exchange as provided herein, (A) no dividends shall be paid by the Company with respect to any shares represented by such Company Certificates (other than such dividends as may be required to be paid by the Company after the date hereof to comply with the requirements for continuing qualification as a "real estate investment trust" under the Code (as hereinafter defined) and the rules and regulations thereunder) and any dividends that may become payable on Purchaser Common Stock subsequent to the Effective Time shall be deposited with the Exchange Agent to be held for and paid to holders of Company Common Stock upon surrender of Company Certificates in exchange for shares of Purchaser Common Stock and (B) no payment for fractional shares shall be made and (ii) without regard to when such Company Certificates are surrendered for exchange as provided herein, no interest shall be paid on any dividends or any payment for fractional shares. If any certificate for shares of Purchaser Common Stock is to be issued in a name other than that in which the Company Certificate surrendered in exchange therefor is registered, it shall be a condition of such exchange that the person requesting such exchange shall pay any transfer or other taxes required by reason of the issuance of certificates for such shares of Purchaser Common Stock in a name other than that of the registered holder of the Company Certificate so surrendered, or shall establish to the satisfaction of the Purchaser that such tax has been paid or is not applicable. No transfers of Company Common Stock shall be made on the stock transfer books of the Company after the Effective Time.

     (b) Promptly after the Effective Time, the Purchaser shall make available to the Exchange Agent (i) a sufficient number of certificates representing shares of Purchaser Common Stock required to effect the exchange referred to in Section 3.3(a) and
(ii) in the event that the Purchaser shall declare and pay any dividends on Purchaser Common Stock subsequent to the Effective Time, cash in an amount sufficient to enable the Exchange Agent to pay the appropriate dividends on any shares of Purchaser Common Stock when issued in exchange for Company Common Stock.

     (c) Promptly after the Effective Time, the Exchange Agent shall mail to each holder of record of a Company Certificate as of the Effective Time (i) a form letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Company Certificates shall pass, only upon actual delivery of the Company Certificates to the Exchange Agent) and (ii) instructions for use in effecting the surrender of the Company Certificates in exchange for certificates representing shares of Purchaser Common Stock. Upon surrender of Company Certificates for cancellation to the Exchange Agent, together with a duly executed letter of transmittal and such other documents as the Exchange Agent shall reasonably require, the holder of such Company Certificates shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of Purchaser Common Stock into which the shares of Company Common Stock theretofore represented by the Company Certificates so surrendered shall have been converted pursuant to the provisions of Section 3.1(a) and payment for any fractional share of Purchaser Common Stock and any dividends that may have become payable with respect to the Purchaser Common Stock, and the Company Certificates so surrendered shall forthwith be cancelled. Until so surrendered, Company Certificates shall represent solely the right to receive the number of whole shares of Purchaser Common Stock that shall be issued in exchange for the Company Common Stock, any dividends on Purchaser Common Stock that may have become payable during the period commencing on the Effective Time and ending on the effective date of the exchange of Company Certificates for Purchaser Common Stock and cash in lieu of a fractional share of Purchaser Common Stock as contemplated by Section 3.4. Notwithstanding the foregoing, neither the Exchange Agent nor any party hereto shall be liable to a holder of shares of Company Common Stock for any shares of Purchaser Common Stock or dividends or distributions thereon delivered to a public official pursuant to applicable abandoned property, escheat or similar laws. The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to the Purchaser Common Stock held by it from time to time hereunder.

     (d) At any time following 180 days after the Effective Time of the Merger, the Surviving Corporation shall be entitled to require the Exchange Agent to deliver to the Surviving Corporation any Purchaser Common Stock and cash deposited with the Exchange Agent to enable the Exchange Agent to pay for any fractional shares of Purchaser Common Stock as well as any accrued dividends on Purchaser Common Stock pursuant to Section 3.3(a) which had been made available to the Exchange Agent by or on behalf of the Purchaser and which has not been disbursed to holders of Company Certificates representing shares of Company Common Stock, and thereafter such holders shall be entitled to look to the Surviving Corporation (subject to abandoned property, escheat or other similar laws) only as general creditors thereof with respect to the consideration payable upon due surrender of their certificates representing shares of Company Common Stock.

     SECTION 3.4 No Fractional Securities. Notwithstanding any other provision of this Agreement, no certificates or scrip for fractional shares of Purchaser Common Stock shall be issued in the Merger and no Purchaser Common Stock dividend, stock split or interest shall be paid or have effect with respect to any fractional interest in a share of Purchaser Common Stock, and such fractional interests shall not entitle the owner thereof to vote or to any other rights of a security holder. In lieu of any such fractional shares, each holder of Company Common Stock who would otherwise have been entitled to receive a fraction of a share of Purchaser Common Stock upon surrender of Company Certificates for exchange pursuant to this Article III will receive a payment in cash therefor (without interest) at a pro rata price based on the Exchange Ratio.

     SECTION 3.5  Dissenting Stockholders.

     (a) For each outstanding share of Company Common Stock, the holder of which has delivered to the Company a written demand for the fair value of such holder's Company Common Stock in accordance with Section 55-13-21 of the NCBCA and whose rights have not terminated under such Section (any shareholder duly making such demand being hereinafter called a "Dissenting Stockholder"), such shares of Company Common Stock shall not be converted into or represent a right to receive Purchaser Common Stock hereunder. If any Dissenting Stockholder shall in accordance with Section 55-13-21 of the NCBCA become entitled to receive payment of the fair value for his or her shares, such payment shall be made by the Purchaser and the shares of Company Common Stock held by such Dissenting Stockholder shall thereupon be cancelled; provided, however, that the Purchaser may terminate this Agreement as more fully set forth in Section 9.1 if the total number of shares of Company Common Stock as to which all Dissenting Stockholders shall have become entitled to receive the fair value thereof pursuant to Section 55-13-21 of the NCBCA exceeds 10% of the total number of shares of Company Common Stock issued and outstanding as of the Effective Time unless the Purchaser, in its sole discretion, elects to waive the limitation contained in this proviso. If the rights of any Dissenting Stockholder shall have terminated in accordance with Section 55-13-21 of the NCBCA, such Dissenting Stockholder shall no longer be entitled to receive payment of the fair value of his or her shares of Company Common Stock under Section 55-13-21 of the NCBCA and such shares of Company Common Stock shall thereupon be deemed as of the Effective Time of the Merger to have been converted into and to have become exchangeable for Purchaser Common Stock, together with payment for any fractional share of Purchaser Common Stock and any dividends that may have become payable with respect to the Purchaser Common Stock, without any interest thereon, all in accordance with Section 3.3(c) of this Agreement.

          (b) At all times prior to the Effective Time of the Merger, the Company shall give the Purchaser prompt notice of any written demands for the fair value of any shares of Company Common Stock, attempted withdrawals of such demands and any other instruments served pursuant to the NCBCA and received by the Company relating to stockholders' rights to receive fair value of shares of Company Common Stock. The Company shall consult with the Purchaser regarding all negotiations between the Company and holders of Company Common Stock with respect to such demands.
The Company shall not, except with the prior written consent of the Purchaser, voluntarily make any payment with respect to any demands for fair value of shares of Company Common Stock, or offer to settle or settle any such demands or approve any withdrawal of any such demands.

     SECTION 3.6 Closing. The closing (the "Closing") of the transactions contemplated by this Agreement shall take place at the offices of Jones, Day, Reavis & Pogue, 599 Lexington Avenue, New York, New York 10022, on the third business day immediately following the date on which the last of the conditions set forth in Article VIII hereof is fulfilled or waived, or at such other time and place as the Purchaser and the Company shall mutually agree (the date on which the Closing occurs being the "Closing Date").


                         ARTICLE IV

          REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company represents and warrants to the Purchaser as follows:

     SECTION 4.1 Organization and Qualification. The Company and each of the Company Subsidiaries (as hereinafter defined) is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and each has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted and as proposed by the Company and each such Company Subsidiary to be conducted. The Company and each Company Subsidiary is qualified to do business and is in good standing in each jurisdiction in which the properties owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified and in good standing will not have and would not reasonably be expected to have a material adverse effect on the business, operations, properties, assets, condition (financial or other), results of operations or prospects of the Company and the Company Subsidiaries, taken as a whole. True, accurate and complete copies of the charter and bylaws of the Company and each Company Subsidiary, in each case as in effect on the date hereof, including all amendments thereto, have heretofore been delivered to the Purchaser.

     SECTION 4.2  Capitalization.

     (a) The authorized capital stock of the Company consists of 130 million shares of Company Common Stock and 50 million shares of Preferred Stock, $0.01 par value per share. As of June 3, 1994, 14,585,813 shares of the Company Common Stock were issued and outstanding and no shares of any other class of capital stock of the Company were issued and outstanding. All of the issued and outstanding shares of Company Common Stock are validly issued and are fully paid, nonassessable and free of preemptive rights. The authorized capital stock of each Company Subsidiary is owned 100% by the Company and all of the issued and outstanding shares of each Company Subsidiary are fully paid and nonassessable.

     (b) Except as set forth in Schedule 4.2(b) hereto, as of June 3, 1994 there were no outstanding subscriptions, options, calls, contracts, commitments, understandings, restrictions, arrangements, rights or warrants, including any right of conversion or exchange under any outstanding security, instrument or other agreement, obligating the Company or any Company Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of the capital stock of the Company or any Company Subsidiary or obligating the Company or any Company Subsidiary to grant, extend or enter into any such agreement or commitment. There are no voting trusts, proxies or other agreements or understandings to which the Company is a party or is bound with respect to the voting of any shares of capital stock of the Company or any Company Subsidiary. Subsequent to June 3, 1994, neither the Company nor any Company Subsidiary has (i) issued any shares of Company Common Stock except upon exercise or conversion of the above-described stock equivalents or (ii) issued any additional stock equivalents.

     SECTION 4.3 Subsidiaries. The Company has no subsidiaries except as disclosed on Schedule 4.3 hereto ("Company Subsidiaries"). Each Company Subsidiary is a "qualified REIT subsidiary" under Section 856 of the Code. Neither the Company nor any Company Subsidiary is a partner in any partnership or joint venture and will not become one prior to the Effective Time.

     SECTION 4.4  Authority; Non-Contravention; Approvals.

     (a) The Company has full corporate power and authority to enter into this Agreement and, subject to the Company Stockholders' Approval (as hereinafter defined) and the Company Required Statutory Approvals (as hereinafter defined), to consummate the transactions contemplated hereby. The execution and delivery of this Agreement, and the consummation by the Company of the transactions contemplated hereby, have been duly authorized by the Company's Board of Directors and no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement and the consummation by the Company of the transactions contemplated hereby, except for the Company Stockholders' Approval and the obtaining of the Company Required Statutory Approvals. This Agreement has been duly and validly executed and delivered by the Company, and, assuming the due authorization, execution and delivery hereof by the Purchaser, constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except that such enforcement may be subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors' rights generally and (ii) general equitable principles.

     (b) Except as set forth in Schedule 4.4(b) hereto, the execution and delivery of this Agreement by the Company do not, and the consummation by the Company of the transactions contemplated hereby will not, violate, conflict with or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of the Company or any Company Subsidiary under any of the terms, conditions or provisions of (i) the Articles of Incorporation or Bylaws of the Company or any Company Subsidiary, (ii) subject to obtaining the Company Required Statutory Approvals and the receipt of the Company Stockholders' Approval, any statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit or license of any court or governmental authority applicable to the Company or any Company Subsidiary or, to the Company's best knowledge, any of their respective properties or assets, or (iii) any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease or other instrument, obligation or agreement of any kind to which the Company or any Company Subsidiary is now a party or by which the Company or any Company Subsidiary or, to the Company's best knowledge, any of their respective properties or assets may be bound or affected, excluding from the foregoing clauses (ii) and (iii) such violations, conflicts, breaches, defaults, terminations, accelerations or creations of liens, security interests, charges or encumbrances that would not, in the aggregate, have, or be reasonably expected to have, a material adverse effect on the business, operations, properties, assets, condition (financial or other), results of operations or prospects of the Company and the Company Subsidiaries, taken as a whole.

     (c) Except for (i) any filings by the Purchaser and the Company that may be required by Title II of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"),
(ii) the filing of the Proxy Statement/Prospectus (as defined below) with the Securities and Exchange Commission (the "SEC") pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the Securities Act of 1933, as amended (the "Securities Act"), and the declaration of the effectiveness thereof by the SEC and filings with various state blue sky authorities, (iii) the making of the Merger Filing with the Secretary of State of the State of Maryland and the Secretary of State of the State of North Carolina in connection with the Merger, (iv) any required filings with or approvals from applicable state environmental authorities and (v) any required filings with or approvals from applicable state health care regulation and licensing authorities (the filings and approvals referred to in clauses (i) through (v) are collectively referred to as the "Company Required Statutory Approvals"), to the Company's best knowledge, no declaration, filing or registration with, or notice to, or authorization, consent or approval of, any governmental or regulatory body or authority is necessary for the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby, other than such declarations, filings, registrations, notices, authorizations, consents or approvals which, if not made or obtained, as the case may be, would not, in the aggregate, have a material adverse effect on the business, operations, properties, assets, condition (financial or other), results of operations or prospects of the Company and the Company Subsidiaries, taken as a whole.

     (d) For purposes of this Agreement, unless the context specifically requires otherwise, any circumstances including, without limitation, any liability, obligation, contingency, event, action or change, referred to in this Agreement shall be deemed to be "material" if the loss, expense, accrual, penalty, fee, fine or other cost associated therewith exceeds, either individually or in the aggregate, $250,000.

     SECTION 4.5  Reports and Financial Statements.

     (a) The Company has filed with the SEC all forms, statements, reports and documents (including all exhibits, amendments and supplements thereto) required to be filed by it under each of the Securities Act and the Exchange Act and the respective rules and regulations thereunder, all of which complied in all material respects with all applicable requirements of the appropriate federal securities act and the rules and regulations thereunder. The Company has previously delivered to the Purchaser copies of its (i) Annual Reports on Form 10-K for the fiscal year ended December 31, 1993 (the "Company 10-K") and for all of the preceding fiscal years for which such reports were required to be filed, as filed with the SEC, (ii) annual reports to stockholders for the three most recent fiscal years in the form provided to stockholders, (iii) proxy and information statements relating to (A) all meetings of its stockholders (whether annual or special) and (B) actions by written consent in lieu of a stockholders' meeting from January 1, 1991 until the date hereof, (iv) Quarterly Report on Form 10-Q for the quarter ended March 31, 1994 (the "Company 10-Q") and (v) all other reports or registration statements filed by the Company with the SEC since January 1, 1991 (other than Registration Statements filed on Form S-8) (the documents referred to in clauses (i), (ii), (iii), (iv) and (v) are collectively referred to as the "Company SEC Reports"). As of their respective dates, the Company SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements and unaudited interim consolidated financial statements of the Company and the Company Subsidiaries included in such reports (the "Company Financial Statements") have been prepared in accordance with generally accepted accounting principles applied on a consistent basis and fairly present the financial position of the Company and the Company Subsidiaries on a consolidated basis as of the dates thereof and the results of their operations and cash flows for the periods then ended (except that the unaudited interim financial statements do not contain any notes thereto and are subject to normal year-end audit adjustments, which individually and in the aggregate, will not materially adversely affect the unaudited interim financial statements).

     (b) All of the accounts receivable of the Company and the Company Subsidiaries included in the Company Financial Statements or otherwise, including any transactions with related parties, reflect actual transactions and will not be subject to offset or deduction and, except as disclosed on Schedule 4.5(b), have arisen in the ordinary course of business. Except as disclosed on Schedule 4.5(b) hereto, all of such accounts receivable will be collected (without recourse to any judicial proceedings) within one month of the Closing Date at the aggregate recorded amounts thereof net of any reserves established in a manner consistent with past practices of the Company.

     SECTION 4.6 Absence of Undisclosed Liabilities. Except as disclosed on Schedule 4.6 hereto, neither the Company nor any Company Subsidiary had, at December 31, 1993, and has not incurred since that date, any liabilities or obligations (whether absolute, accrued, contingent or otherwise) of any nature (other than ordinary and recurring operating expenses), (a) except liabilities, obligations or contingencies which are accrued or reserved against in the Company Financial Statements or reflected in the notes thereto and (b) except for any liabilities, obligations or contingencies which (i) would not, in the aggregate, have, or be reasonably expected to have, a material adverse effect on the business, operations, properties, assets, condition (financial or other), results of operations or prospects of the Company and the Company Subsidiaries, taken as a whole or (ii) have been discharged or paid in full prior to the date hereof.

     SECTION 4.7 Absence of Certain Changes or Events. Since December 31, 1993, there has not been any material adverse change, or any event which would reasonably be expected to result in a material adverse change, individually or in the aggregate, in the business, operations, properties, assets, liabilities, condition (financial or other), results of operations or prospects of the Company and the Company Subsidiaries, taken as a whole.

     SECTION 4.8  Litigation.

     (a) Except as disclosed on Schedule 4.8 hereto, there are no claims, suits, actions or proceedings pending against, relating to or affecting the Company or any Company Subsidiary or, to the best of the Company's knowledge without any independent investigation, (i) any of the Company's properties or
(ii) any of the Company's or a Company Subsidiary's borrowers or lessees before or by any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator. Except as disclosed on Schedule 4.8 hereto, to the best of the Company's knowledge without any independent investigation, there are no claims, suits, actions or proceedings threatened against, relating to or affecting the Company, any Company Subsidiary or any of their respective properties or, any of the Company's borrowers or lessees, before or by any court, governmental department, commission, agency, instrumentality, authority or arbitrator that could reasonably be expected, either alone or in the aggregate with all such claims, actions or proceedings, to affect materially and adversely the business, operations, properties (including the present maintenance, operation, occupancy or use of any such property), assets, condition (financial or other), results of operations or prospects of the Company and the Company Subsidiaries, taken as a whole. Except as disclosed on Schedule 4.8, neither the Company nor any Company Subsidiary is subject to any judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator which prohibits or restricts the consummation of the transactions contemplated hereby or would have any material adverse effect on the business, operations, properties (including the present maintenance, operation, occupancy or use of any such property), assets, condition (financial or other), results of operations or prospects of the Company and the Company Subsidiaries, taken as a whole.
     (b) There is no litigation or governmental investigation pending or, to the best of the Company's knowledge, threatened, nor is there any order, injunction or decree, outstanding, existing or relating to the Company or any Company Subsidiary, or, to the best of the Company's knowledge without any independent investigation, any of their respective properties, that could have a material adverse effect upon the present maintenance, operation, occupancy or use of such Company Property.

     SECTION 4.9 Registration Statement and Proxy Statement. None of the information to be supplied by the Company for inclusion or incorporation by reference in (a) the Registration Statement on Form S-4 to be filed under the Securities Act with the SEC by the Purchaser in connection with the Merger for the purpose of registering the shares of the Purchaser Common Stock to be issued in the Merger (the "Registration Statement") or (b) the proxy or information statement to be distributed in connection with the Company's and Purchaser's meetings of their respective stockholders to vote upon this Agreement and the transactions contemplated hereby (the "Proxy Statement" and, together with the prospectus included in the Registration Statement, the "Proxy Statement/ Prospectus") will, in the case of the Proxy Statement/Prospectus or any amendments thereof or supplements thereto, at the time of the mailing of the Proxy Statement/Prospectus and any amendments or supplements thereto, and at the time of the meetings of stockholders of the Company and Purchaser to be held in connection with the transactions contemplated by this Agreement or, in the case of the Registration Statement, as amended or supplemented, at the time it becomes effective and at the time of such meetings of the stockholders of the Company and the Purchaser, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Proxy Statement/Prospectus will comply as to form in all material respects with all applicable laws, including the provisions of the Securities Act and the Exchange Act (as applicable thereto) and the rules and regulations promulgated thereunder, except that no representation is made by the Company with respect to information supplied by the Purchaser or derived therefrom for inclusion therein.

     SECTION 4.10  No Violation of Law.  Except as disclosed on
Schedule 4.10 hereto, none of the Company, any Company Subsidiary or, to the best of the Company's knowledge without any independent investigation, any of the Company's borrowers or lessees is in violation of or has been given notice or been charged with any violation of, any law, statute, order, rule, regulation, ordinance or judgment (including, without limitation, any applicable environmental law, ordinance or regulation or any applicable medical waste law, ordinance or regulation) of any governmental or regulatory body or authority, except for violations which, in the aggregate, do not have, and would not reasonably be expected to have, a material adverse effect on the business, operations, properties, assets, condition (financial or other), results of operations or prospects of the Company and the Company Subsidiaries taken as a whole or of any such borrower or lessee. Except as disclosed on Schedule 4.10 hereto, no investigation or review of the Company, the Company Subsidiaries or, to the best knowledge of the Company without any independent investigation, of any of the Company's borrowers or lessees by any governmental or regulatory body or authority is pending or, to the best knowledge of the Company without any independent investigation, threatened, nor has any governmental or regulatory body or authority indicated to the Company or any Company Subsidiary an intention to conduct the same, other than, in each case, those the outcome of which, as far as reasonably can be foreseen, will not have, and would not reasonably be expected to have, a material adverse effect on the business, operations, properties (including the present maintenance, operation, occupancy or use of any such property), assets, condition (financial or other), results of operations or prospects of the Company and the Company Subsidiaries taken as a whole or of any such borrower or lessee. Except as disclosed on Schedule 4.10 hereto, the Company, the Company Subsidiaries and, to the Company's best knowledge without any independent investigation, each of their respective borrowers and lessees, has all permits, licenses, franchises, variances, exemptions, orders and other governmental authorizations, consents and approvals necessary to conduct its business as presently conducted and as proposed by the Company, such Company Subsidiary or such borrower or lessee to be conducted (the foregoing hereinafter referred to collectively as the "Permits"), except for permits, licenses, franchises, variances, exemptions, orders, authorizations, consents and approvals the absence of which, alone or in the aggregate, would not have a material adverse effect on the business, operations, properties (including the present maintenance, operation, occupancy or use of any such property), assets, condition (financial or other), results of operations or prospects of the Company and the Company Subsidiaries taken as a whole or such borrower or lessee. Except as set forth on
Schedule 4.10, the Company, the Company Subsidiaries and, to the best knowledge of the Company without any independent investigation, each of the Company's borrowers and lessees, (a) has duly and currently filed all reports and other information required to be filed with any federal, state or local governmental or regulatory authority in connection with the Permits, (b) is not in violation of the terms of any Permit, except for delays in filing reports or violations which, alone or in the aggregate, would not have a material adverse effect on the business, operations, properties (including the present maintenance, operation, occupancy or use of any such property), assets, condition (financial or other), results of operations or prospects of the Company and the Company Subsidiaries taken as a whole or such borrower or lessee and (c) is using and occupying each of the Company Properties in a manner that complies with all applicable codes and zoning laws and regulations except where the failure to so comply would not have, or would not be reasonably expected to have a material adverse effect on the business, operations, properties (including the present maintenance, operation, occupancy or use of any such property), assets, condition (financial or other), results of operations or prospects of the Company and the Company Subsidiaries taken as a whole or such borrower or lessee.

     SECTION 4.11 Compliance with Agreements. Except as disclosed on Schedule 4.11 hereto, neither the Company, any Company Subsidiary nor, to the best of the Company's knowledge without any independent investigation, any other party is in breach or violation of or in default in the performance or observance of any term or provision of, and no event has occurred which, with lapse of time or action by a third party, could result in a default under, (a) the Articles of Incorporation or Bylaws of the Company or any Company Subsidiary or (b) any contract, commitment, agreement, indenture, mortgage, loan agreement, note, lease, bond, license, approval or other instrument to which the Company or any Company Subsidiary is a party or by which it is bound or to which any of its properties are subject, which breaches, violations and defaults, in the case of clause (b) of this Section 4.11, would have, or be reasonably expected to have, in the aggregate, a material adverse effect on the business, operations, properties (including the present maintenance, operation, occupancy or use of any such property), assets, condition (financial or other), results of operations or prospects of the Company and the Company Subsidiaries taken as a whole.


     SECTION 4.12  Taxes.

     (a) The Company has (i) duly filed with the appropriate governmental authorities all Tax Returns (as hereinafter defined) required to be filed by it for all periods ending on or prior to the Effective Time, has not filed for an extension to file any Tax Returns not yet filed except with respect to such Tax Returns as are listed on Schedule 4.12(a) hereto and such Tax Returns are true, correct and complete in all material respects and (ii) duly paid in full or made adequate provision for the payment of all Taxes (as hereinafter defined) for all periods ending at or prior to the Effective Time (whether or not shown on any Tax Return). Except as set forth in Schedule 4.12(a) hereto, the Tax Returns referred to in clause (i) hereinabove have been examined by the United States Internal Revenue Service ("IRS") or the appropriate governmental authority or the period for assessment of the Taxes in respect of which such Tax Returns were required to be filed has expired, all deficiencies asserted or assessments made as a result of such examinations have been paid in full and no issues that have been raised by the relevant governmental authority in connection with the examination of any of the Tax Returns referred to in clause (i) hereinabove are currently pending. No claim has been made by any authority in a jurisdiction where the Company or any Company Subsidiary does not file a Tax Return that the Company or any Company Subsidiary is or may be subject to tax in such jurisdiction. No waivers of statutes of limitation have been given by or requested with respect to any Taxes of the Company. The Company has not agreed to any extension of time with respect to any Tax deficiency. The liabilities and reserves for Taxes reflected in the Company balance sheet as of December 31, 1993 contained in the Company 10-K (the "1993 Company Balance Sheet") are adequate to cover all Taxes for all periods ending on or prior to December 31, 1993 and, to the best of the Company's knowledge without any independent investigation, there are no liens for Taxes upon any property or asset of the Company, except for liens for Taxes not yet due. The Company is not a party to any agreement providing for the allocation or sharing of Taxes with any entity except for certain of the Company Leases (as hereinafter defined) which provide that the lessee thereunder shall pay all taxes assessed with respect to the demised Company Property. The Company has not, with regard to any assets or property held, acquired or to be acquired by it, filed a consent to the application of Section 341(f) of the Internal Revenue Code of 1986, as amended, and all regulations promulgated thereunder, as in effect from time to time (the "Code"). Neither the Company nor any of its officers (including the employee responsible for Tax matters) expect any authority to assess any additional Taxes for any period for which Tax Returns have been filed. The Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owning to any employee, independent contractor, creditors, stockholder, or other third party. The Company has or will have, by the Effective Time, received cash sufficient to satisfy the requirements of Section 857(a) of the Code for the taxable years of the Company up to the Effective Time.

     (b) The Company has not made any payments, is not obligated to make any payments, and is not a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Section 280G of the Code.

     (c) Except as set forth on Schedule 4.12(c) hereto, the Company has not been a member of any affiliated or combined group of companies that files a consolidated, affiliated, or other combined group Tax Return and the Company has no liability for the Taxes of any person under Treasury Regulations 1.1502-6 (or any similar provision of non-federal law) as a transferee or successor, by contract, or otherwise.

     (d) For purposes of this Agreement, the term "Taxes" shall mean all taxes, charges, fees, levies or other assessments, including, without limitation, income, gross receipts, excise, property, sales, withholding, social security, occupation, use, service, service use, license, payroll, franchise, transfer and recording taxes, fees and charges, imposed by the United States, or any state, local or foreign government or subdivision or agency thereof whether computed on a separate, consolidated, unitary, combined or any other basis; and such term shall include any interest, fines, penalties or additional amounts attributable or imposed or with respect to any such taxes, charges, fees, levies or other assessments.

     (e) For purposes of this Agreement, the term "Tax Return" shall mean any return, report or other document or information required to be supplied to a taxing authority in connection with Taxes.

     SECTION 4.13  Employee Benefit Plans; ERISA.

     (a) Except as set forth in Schedule 4.13(a) hereto, at the date hereof, the Company does not maintain or contribute to, and is not a party to, any material employee benefit plans, programs, arrangements and practices (such plans, programs, arrangements and practices of the Company and its subsidiaries being referred to as the "Company Plans"), including employee benefit plans within the meaning set forth in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, and all regulations promulgated thereunder, as in effect from time to time ("ERISA"), or any written employment contracts which contracts are not immediately terminable without penalty or further liability, or other similar material arrangements for the provision of benefits (excluding any "Multiemployer Plan" within the meaning of Section 3(37) of ERISA or any "Multiple Employer Plan" within the meaning of Section 413(c) of the Code).
Schedule 4.13(a) hereto lists all Multiemployer Plans and Multiple Employer Plans which the Company maintains or to which it makes contributions. The Company does not have any obligation to create any additional such plan or to amend any such plan so as to increase benefits thereunder, except as required under the terms of the Company Plans, under existing collective bargaining agreements or to comply with applicable law.

     (b) Except as set forth in Schedule 4.13(b) hereto, (i) there have been no prohibited transactions within the meaning of
Section 406 or 407 of ERISA or Section 4975 of the Code with respect to any of the Company Plans that could result in penalties, taxes or liabilities which, singly or in the aggregate, could have a material adverse effect on the business, operations, properties, assets, condition (financial or other) results of operations or prospects of the Company, (ii) there is no outstanding liability in excess of $10,000, whether measured alone or in the aggregate, under Title IV of ERISA with respect to any of the Company Plans except for premiums due, (iii) neither the Pension Benefit Guaranty Corporation nor any plan administrator has instituted proceedings to terminate any of the Company Plans subject to Title IV of ERISA other than in a "standard termination" described in Section 4041(b) of ERISA,
(iv) none of the Company Plans has incurred any "accumulated funding deficiency" (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, as of the last day of the most recent fiscal year of each of the Company Plans ended prior to the date of this Agreement, (v) the current present value of all projected benefit obligations under each of the Company Plans which is subject to Title IV of ERISA did not, as of its latest valuation date, exceed the then current value of the assets of such plan allocable to such benefit liabilities (based upon reasonable actuarial assumptions currently utilized for such Company Plan), (vi) each of the Company Plans has been operated and administered in all material respects in accordance with applicable laws during the period of time covered by the applicable statute of limitations, (vii) each of the Company Plans which is intended to be "qualified" within the meaning of
Section 401(a) of the Code has been determined by the IRS to be so qualified and such determination has not been modified, revoked or limited by failure to satisfy any condition thereof or by a subsequent amendment thereto or a failure to amend, except that it may be necessary to make additional amendments retroactively to maintain the "qualified" status of such Company Plans, and the period for making any such necessary retroactive amendments has not expired, (viii) with respect to Multiemployer Plans, the Company has not, since January 1, 1988, made or suffered a "complete withdrawal" or a "partial withdrawal," as such terms are respectively defined in Sections 4203,4204 and 4205 of ERISA and, to the best knowledge of the Company, no event has occurred or is expected to occur which presents a material risk of a complete or partial withdrawal under said Sections 4203,4204 and 4205, (ix) to the best knowledge of the Company, there are no material pending, threatened or anticipated claims involving any of the Company Plans other than claims for benefits in the ordinary course, and (x) the Company has no current liability in excess of $10,000, whether measured alone or in the aggregate, for plan termination or withdrawal (complete or partial) under Title IV of ERISA based on any plan to which any entity that would be deemed one employer with the Company under
Section 4001 of ERISA or Section 414 of the Code contributed during the period of time covered by the applicable statute of limitations (the "Company Controlled Group Plans"), and the Company does not reasonably anticipate that any such liability will be asserted against the Company, none of the Company Controlled Group Plans has an "accumulated funding deficiency" (as defined in Section 302 of ERISA and 412 of the Code), and no Company Controlled Group Plan has an outstanding funding waiver which could result in the imposition of liens, excise taxes or liability against the Company in excess of $10,000 whether measured alone or in the aggregate.

     SECTION 4.14  Certain Agreements.

     (a) Except as set forth on Schedule 4.14(a) hereto, as of the date hereof, neither the Company nor any Company Subsidiary is a party to any oral or written (i) consulting or similar agreement with any present or former director, officer or employee or any entity controlled by any such person not terminable on 30 days' or less notice for a total cost not in excess of $5,000, (ii) agreement with any executive officer or other key employee of the Company or any Company Subsidiary the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company or any Company Subsidiary of the nature contemplated by this Agreement, (iii) agreement with respect to the employment of any executive officer or other key employee of the Company or any Company Subsidiary or (iv) agreement or plan, including any stock option plan, stock appreciation right plan, restricted stock plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of the transactions contemplated by this Agreement.

     (b) Except as disclosed on Schedule 4.14(b) hereto, neither the Company nor any Company Subsidiary is indebted for money borrowed, either directly or indirectly, from any of its officers, directors, or any Affiliate (as defined below), in any amount whatsoever; nor are any of its officers, directors, or Affiliates indebted for money borrowed from the Company; nor are there any transactions of a continuing nature between the Company or any Company Subsidiary and any of its officers, directors, or Affiliates (other than by or through the regular employment thereof by the Company) not subject to cancellation which will continue beyond the time the Merger becomes effective, including, without limitation, use of the Company's or any Company Subsidiary's assets for personal benefit with or without adequate compensation. For purposes of this Agreement, the term "Affiliate" shall mean any Person that, directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, the Person specified. As used in the foregoing definition, the term (i) "control" shall mean the power through the ownership of voting securities, contract, or otherwise to direct the affairs of another Person and (ii) "Person" shall mean an individual, firm, trust, association, corporation, partnership, government (whether federal, state, local or other political subdivision, or any agency or bureau of any of them) or other entity.

     SECTION 4.15  Labor Controversies.  Except as set forth on
Schedule 4.15 hereto, (a) neither the Company nor any Company Subsidiary is a party to any collective bargaining agreements,
(b) there are no controversies pending or, to the best knowledge of the Company, threatened between the Company and any representatives of any of its employees, (c) there are no material organizational efforts presently being made involving any of the presently unorganized employees of the Company or any Company Subsidiary, (d) the Company and the Company Subsidiaries have complied in all material respects with all laws relating to the employment of labor, including, without limitation, any provisions thereof relating to wages, hours, collective bargaining, and the payment of social security and similar taxes and (e) no person has asserted that the Company or any Company Subsidiary is liable in any material amount for any arrears of wages or any taxes or penalties for failure to comply with any of the foregoing.

     SECTION 4.16 Books, Records and Accounts. The Company's books, records and accounts fairly and accurately reflect the transactions and dispositions of assets of the Company and the Company Subsidiaries, and the Company's system of internal accounting controls is sufficient to assure that: (i) transactions are executed in accordance with management's authorization; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles, and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management's authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Except as disclosed in Schedule
4.16 hereto, the Company has segregated all funds for security and similar deposits received from its lessees and borrowers.

     SECTION 4.17 Opinion of Financial Advisor. The Company has received from a financial advisor satisfactory to the Company's Board of Directors, an opinion to the effect that, as of the date hereof, the Exchange Ratio is fair, from a financial point of view, to the Company's stockholders. Such opinion (a copy of which has been delivered to the Purchaser) has not been withdrawn, revoked or modified.

     SECTION 4.18 Company Ownership of the Purchaser Common Stock. The Company is and, to the best of its knowledge, its "affiliates" and "associates" collectively are, and as of the Effective Time will be, the "beneficial owner" (as such terms are defined in rules and regulations under the Securities Act and the Exchange Act) of, less than 1% of the outstanding shares of the Purchaser Common Stock.

     SECTION 4.19  NYSE.  The Company Common Stock is, and
immediately prior to the Effective Time will be, listed on the NYSE.

     SECTION 4.20  Contracts, Etc.

     (a) Schedule 4.20(a) consists of a true and complete list of all contracts, agreements, commitments and other instruments (whether oral or written, and including any and all amendments or modifications thereto) to which the Company or any Company Subsidiary is a party that: (i) involve a receipt or an expenditure or require the performance of services or delivery of goods to, by, through, on behalf of or for the benefit of the Company or any Company Subsidiary, which in each case relates to a contract, agreement, commitment or instrument that either (A) requires payments or receipts in excess of $10,000 per year or
(B) are not terminable by the Company or a Company Subsidiary on notice of 30 days or less without penalty or the Company or a Company Subsidiary being liable for damages; or (ii) involve an obligation for the performance of services or delivery of goods by the Company or any Company Subsidiary that cannot, or in reasonable probability will not, be performed within 45 days subsequent to the date of this Agreement including, without limitation any of the following which meet the aforementioned criteria:

               (i) Any contracts, commitments or agreements, the lack of consummation or performance of which would, either singly or in the aggregate, have an adverse impact upon the business, operations or financial condition of the Company and the Company Subsidiaries, taken as a whole, including, without limitation, any contract or commitment which is outside of the normal, ordinary and usual requirements of the Company's or any Company Subsidiaries' business or at a price or prices in excess of those otherwise available at the time such contract or commitment was entered into;

               (ii)  Any note receivable;

               (iii) Any single contract or commitment, or sales or purchase order, which involves future payments, performance of services or delivery of goods and/or materials, to or by the Company or any Company Subsidiary with an amount or value in the aggregate in excess of $10,000 per year (other than trade accounts payable incurred in the ordinary course of business with an amount or value of less than $10,000 per year);

               (iv) Any contract or agreement with a creditor not made in the ordinary course of business;

               (v) Any contract, agreement, understanding or arrangement restricting the Company or any Company Subsidiary from carrying on its business anywhere in the world;

               (vi) Any instrument or arrangement evidencing or related to indebtedness for money borrowed or to be borrowed, whether directly or indirectly, by way of purchase money obligation, guaranty, subordination, conditional sale, lease-purchase or otherwise; and

               (vii) Any contract, agreement, understanding or arrangement between the Company or any Company Subsidiary, and any Affiliate of the Company.

     (b) All of the contracts, agreements or instruments described in Schedule 4.20(a) hereto are valid and binding upon the Company and the other parties thereto and are in full force and effect and enforceable in accordance with their terms, and neither the Company nor any Company Subsidiary that is a party thereto nor, to the best of the Company's knowledge, any other party to any such contract, commitment or arrangement has breached any provision of, or is in default under, the terms thereof. Except for terms specifically described in Schedule 4.20(a), neither the Company nor any Affiliate thereof has received any payment from any contracting party in connection with or as an inducement for entering into any contract, agreement or instrument except for payment for actual services rendered or to be rendered by the Company or any Company Subsidiary consistent with amounts historically charged for such services.

     SECTION 4.21 Intellectual Property. Schedule 4.21 hereto sets forth a complete and correct list and summary description of all trademarks, tradenames, service marks, service names, brand names, copyrights and patents, registrations thereof and applications therefor, applicable to or used in the business of the Company or any Company Subsidiary, together with a complete list of all licenses granted by or to the Company or any Company Subsidiary with respect to any of the above. All such trademarks, tradenames, service marks, service names, brand names, copyrights and patents are owned by the Company or a Company Subsidiary, free and clear of all liens, claims, security interests and encumbrances of any nature whatsoever. Except as set forth on Schedule 4.21 hereto, neither the Company nor any Company Subsidiary is currently in receipt of any notice of any violation or infringement of, and neither the Company nor any Company Subsidiary is violating or infringing, the rights of others in any trademark, tradename, service mark, copyright, patent, trade secret, know-how or other intangible asset.

     SECTION 4.22 Disclosure. This Agreement and the Schedules hereto disclose all facts material to the properties, assets, business or operations of the Company and the Company Subsidiaries, taken as a whole, except for such facts which, singly or in the aggregate, could not reasonably be expected to materially and adversely affect the properties, assets, business, operations, condition (financial or other), results of operations or prospects of the Company and the Company Subsidiaries, taken as a whole. No statement contained herein or in any certificate, schedule, list, exhibit or other instrument furnished by the Company to the Purchaser pursuant to the provisions hereof contains or will contain any untrue statement of any material fact or omits or will omit to state a material fact necessary in order to make the statements contained herein or therein not misleading. Matters disclosed on each Schedule hereto shall be deemed disclosed only for purposes of the matters to be disclosed on such Schedule and shall not be deemed to be disclosed for any other purpose unless expressly provided therein.

     SECTION 4.23 Brokers and Finders. The Company has not employed any broker, finder or other intermediary in connection with the transactions contemplated by this Agreement which would be entitled to any brokerage, finder's or similar fee or commission in connection with this Agreement or the transactions contemplated hereby.

     SECTION 4.24 REIT Qualification. At all times during its existence, the Company has been, and as of the Effective Time the Company will be, organized in conformity with the requirements for qualification and, as of the date hereof for all taxable periods has qualified, as a "real estate investment trust" under the Code and the rules and regulations thereunder. The Company has at all times during its existence (i) met the 75%, 95% and 30% income tests set forth in Section 856 of the Code, (ii) met the 75% and 25% asset tests set forth in Section 856 of the Code and (iii) distributed dividends to its stockholders at least equal to the 95% requirements of Section 857 of the Code.

     SECTION 4.25 Title to Properties. The Company has good and marketable title in fee simple to all real property owned by it (individually, a "Company Property" and collectively, the "Company Properties"), and good and marketable title to all personal property owned by it which is material to its business, in each case free and clear of all liens, encumbrances, claims, security interests and defects, other than those disclosed on
Schedule 4.25 hereto and those which would not, either individually or in the aggregate, have a material adverse effect on any Company Property (including the present maintenance, operation, occupancy or use of any such Company Property) (collectively, the "Company Permitted Encumbrances").

     SECTION 4.26  Title Insurance.

     (a) Except as set forth on Schedule 4.26 hereto, an owner's policy of title insurance issued by a nationally recognized title insurance company in a form and containing coverages customarily approved and required by institutional investors has been obtained for each Company Property. Except as set forth on
Schedule 4.26, each owner's policy of title insurance insures the fee simple ownership interest of the Company or the appropriate Company Subsidiary in each Company Property subject only to the Company Permitted Encumbrances and is in an amount at least equal to the sum of (i) the cost of the acquisition of such Company Property and (ii) any subsequent cost of the construction and installation of the improvements made by the Company located on such Company Property (measured at the time of such construction).

     (b) Except as set forth on Schedule 4.26 hereto, a mortgagee's policy of title insurance issued by a nationally recognized title insurance company in a form and containing coverages customarily approved and required by institutional investors and insuring title in the priority listed in Schedule
4.34 has been obtained for each Company Mortgage Loan (as hereinafter defined). Each mortgagee's policy of title insurance insures the mortgage interest of the Company or the appropriate Company Subsidiary in the real property encumbered by the Company Mortgage Loan and is in an amount at least equal to the debt of the obligor secured by the Company Mortgage Loan.

     SECTION 4.27  Environmental Matters.  Except as disclosed on
Schedule 4.27 hereto, since January 1, 1989, all of the properties of the Company have been the subject of preliminary environmental assessments in compliance with the American Society for Testing and Materials standard for Phase I Environmental Site Assessments, E-1528 (March 15, 1993), or other environmental assessments, inspections or reviews more likely to reveal environmental liabilities. Except as disclosed on Schedule 4.27 hereto, the Company has no knowledge of (i) the unlawful presence of any hazardous substances, hazardous materials, toxic substances or waste materials or bio-medical waste (collectively, "Hazardous Materials") on any of the properties of the Company or
(ii) any unlawful spills, releases, discharges or disposal of Hazardous Materials that have occurred or are presently occurring off any of the Company Properties as a result of any construction on or operation and use of any of the Company Properties.

     SECTION 4.28  Over Financing.  Except as set forth on
Schedule 4.28 hereto, the Company has not distributed to its stockholders the proceeds of any financing of the Company's properties.

     SECTION 4.29 Defects. Except as set forth on Schedule 4.29 hereto, to the best of the Company's knowledge without any independent investigation, there are no material defects in the improvements located on a Company Property including, without limitation, any defect in the foundation, structural systems, roof or the electrical, plumbing, heating, ventilating or air conditioning systems included within the improvements located on such Company Property and there are no repairs or deferred maintenance required to be made thereto.

     SECTION 4.30 Condemnation. There is no pending or, to the best of the Company's knowledge without any independent investigation, threatened public or private condemnation or similar proceeding affecting a Company Property or any part thereof which could have material adverse effect upon the present maintenance, operation, occupancy or use of such Company Property.

     SECTION 4.31 Taxes and Assessments on Company Properties. To the best of the Company's knowledge without any independent investigation, there are no material unpaid real estate property taxes or assessments due and payable against a Company Property. Neither the Company nor any Company Subsidiary has received any notice of assessment for public improvements with respect to or relating to a Company Property.

     SECTION 4.32 Properties and Leases. Schedule 4.32 hereto sets forth a complete and correct list of (i) all Company Properties and (ii) all leases of the Company Properties or any part thereof in effect on the date hereof (individually, a "Company Lease" and collectively, the "Company Leases") and sets forth a complete and correct description of the following:

     (a) The land, building and approximate square footage of the demised premises under each Company Lease;

     (b) the name of the tenant and any guarantor under each Company Lease;

     (c) the date of each Company Lease and any amendment or modification thereof, the commencement or amendment start date of each Company Lease and the expiration date of the term of each Company Lease;
     (d) the amount of annual or monthly base rent and additional rent due under each Company Lease and the amount, or the basis of calculation thereof, of any scheduled increase or other escalation in the annual and monthly base rent or additional rent;

     (e) any renewal, extension, expansion or cancellation right of the tenant under each Company Lease;

     (f) any option or first refusal purchase right of the tenant under each Company Lease;

     (g) any security deposit or outstanding rent concession or abatement under each Company Lease;

There are no leases, tenancies, licenses or other rights of occupancy or use of the Company Properties or any portion thereof except for the Company Leases and except as set forth on Schedule
4.32 hereto. Each Company Lease is valid and enforceable, is in full force and effect, has not been amended, modified or supplemented except as set forth on Schedule 4.32 hereto, and the tenant thereunder has accepted its demised premises, is in actual possession in the normal course and has commenced payment of rent and additional rent, if applicable, therefor. Except as set forth on Schedule 4.32 hereto, each Company Lease provides that the tenant thereunder is required to pay all operating expenses, repairs and maintenance, and taxes and insurance in connection with the maintenance, ownership, use and occupancy of the Company Property demised thereunder. Neither the Company nor any Company Subsidiary is in default in the payment or performance of any obligation binding on the Company or a Company Subsidiary under a Company Lease and neither the Company nor any Company Subsidiary has given notice of default to a tenant (which default has not previously been cured), nor does any condition or event exist which with the giving of notice or the passage of time, or both, would constitute a default by the Company or any Company Subsidiary or, to the best of the Company's knowledge without any independent investigation, by a tenant under a Company Lease.
The Company does not have any knowledge of any claim, offset, right of recoupment or defense available to a tenant under a Company Lease. There have been no material waivers by the Company or any Company Subsidiary of any default under or breach of a Company Lease by a Tenant. Except for the Company Mortgages (as hereinafter defined), neither the Company nor any Company Subsidiary has assigned, pledged, hypothecated or otherwise encumbered any of its right, title or interest in and to a Company Lease or any rents payable thereunder. No tenant has an option or first refusal purchase right under a Company Lease except as set forth on Schedule 4.32 hereto.

     SECTION 4.33 Mortgages. Schedule 4.33 hereto sets forth a complete and correct list of all mortgages, deeds of trust, deeds to secure debt and other similar security interests encumbering the Company Properties or any part thereof (individually, a "Company Mortgage" and collectively, the "Company Mortgages") and sets forth a complete and correct description of the following:
     (a)  the Company Property encumbered by each Company
Mortgage;

     (b) the name of the obligor, guarantor and the holder of each Company Mortgage;

     (c) the priority of each Company Mortgage and any mortgage, deed of trust or other similar instrument that is either prior to or subordinate to each Company Mortgage;

     (d) the date of each Company Mortgage and any amendment or modification thereof;

     (e) the original principal amount of the debt secured by each Company Mortgage, the current rate of interest thereunder and the current outstanding principal balance thereof;

     (f)  the maturity date of the debt secured by each Company
Mortgage, the type of debt secured thereby and whether any balloon payment is due at the maturity of the debt secured thereby;

     (g) the amount of the current monthly payment of interest, principal or other amounts due under each Company Mortgage and the amount of any other mandatory principal or other payment due thereunder prior to the maturity date of the debt secured thereby;

     (h) any amount that has not been disbursed or advanced to the Company by the holder of a Company Mortgage that such holder is obligated to disburse or advance;

     (i)  any prepayment premiums with respect to the prepayment
(full or partial) of the debt secured by each Company Mortgage and the current penalty payable in connection with any such prepayment; and

     (j) the amount of any escrow deposits or other deposits or payments held under each Company Mortgage by the holder of each Company Mortgage.

There are no mortgages, deeds of trusts, deeds to secure debt or other similar instruments encumbering the Company Properties or any portion thereof except for the Company Mortgages. Each Company Mortgage is valid and enforceable, is in full force and effect, and has not been amended, modified or supplemented except as set forth in Schedule 4.33 hereto. All payments, installments and charges due and payable under a Company Mortgage have been paid in full. Neither the Company nor any Company Subsidiary has received notice of default by the Company or any Company Subsidiary (which default has not previously been cured) from the holder of a Company Mortgage nor, to the best of the Company's knowledge, does any condition or event exist which with the giving of notice or the passage of time, or both, would constitute a default by the Company or any Company Subsidiary under a Company Mortgage. Except as set forth on Schedule 4.33 hereto, the occurrence of any of the transactions contemplated by this Agreement will not require the consent or approval of the holder of a Company Mortgage and will not violate, conflict with or constitute a default by the Company or any Company Subsidiary under a Company Mortgage or result in a condition or event which with the giving of notice or the passage of time, or both, would constitute a default by the Company under a Company Mortgage.

     SECTION 4.34 Company Mortgage Loans. Schedule 4.34 hereto sets forth a complete and correct list of all loans made by the Company or any Company Subsidiary to others secured by a mortgage, deed of trust, deed to secure debt or other similar instrument encumbering real property and personalty related to such real property (individually, a "Company Mortgage Loan" and collectively, the "Company Mortgage Loans") and sets forth a complete and accurate description of the following:

     (a)  the real property encumbered by each Company Mortgage
Loan;

     (b) the name of the obligor, guarantor and the holder of each Company Mortgage Loan;

     (c) the priority of each Company Mortgage Loan and any mortgage, deed of trust, deed to secure debt or other similar instrument that is either prior to or subordinate to each Company
Mortgage Loan;

     (d) the date of each Company Mortgage Loan and any amendment or modification thereof;

     (e) the original principal amount of the debt secured by each Company Mortgage Loan, the current rate of interest thereunder and the current outstanding principal thereof;

     (f)  the maturity date of the debt secured by each Company
Mortgage Loan, the type of debt secured thereby and whether any balloon payment is due at the maturity of the debt secured thereby;

     (g) the amount of the current monthly payment of interest, principal or other amounts due under each Company Mortgage Loan and the amount of any other mandatory principal or other payment due thereunder prior to the maturity date of the debt secured thereby;

     (h) any amount that has not been disbursed or advanced to the obligor under each Company Mortgage Loan by the Company or a Company Subsidiary that the Company or a Company Subsidiary is obligated to disburse or advance;

     (i)  any prepayment premiums with respect to the prepayment
(full or partial) of the debt secured by each Company Mortgage
Loan and the current penalty payable in connection with any such prepayment; and

     (j) the amount of any escrow deposits or other deposits or payments held under each Company Mortgage Loan by the Company or a Company Subsidiary.

There are no loans made by the Company or any Company Subsidiary to others secured by a mortgage, deeds of trust, deed to secure debt or other similar instruments encumbering real property and personally related to such real property except for the Company Mortgage Loans. Each Company Mortgage Loan is valid and enforceable, is in full force and effect and has not been amended, modified or supplemented except as set forth in Schedule
4.34 hereto. All payments, installments and charges due and payable under each Company Mortgage Loan have been paid in full. The Company is not in default in the payment or performance of any obligation under a Company Mortgage Loan and has not given any notice of default to an obligor under a Company Mortgage Loan (which default has not previously been cured) nor, to the best of the Company's knowledge without any independent investigation, does any condition or event exist which with the giving of notice or the passage of time, or both, would constitute a default by an obligor under a Company Mortgage Loan. No obligor under a Company Mortgage Loan has a valid defense to the payment in full of the Company Mortgage Loan nor is such Company Mortgage Loan subject to any valid right of rescission, set-off, abatement, diminution, counterclaim or defense. There have been no waivers by the Company or any Company Subsidiary of any default under or breach of a Company Mortgage Loan by an obligor under a Company Mortgage Loan. The occurrence of any of the transactions contemplated by this Agreement does not require the consent or approval of the obligor under a Company Mortgage Loan and will not violate, conflict with or constitute a default by the Company or any Company Subsidiary under a Company Mortgage Loan or result in a condition or event which with the giving of notice or the passage of time, or both, would constitute a default by the Company or any Company Subsidiary under a Company Mortgage Loan.

     SECTION 4.35 Investment Company Act. The Company is not, and as of the Effective Time will not be, an "investment company" or company "controlled" by "an investment company" within the meaning of the Investment Company Act of 1940, as amended.


                              ARTICLE V

          REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

     The Purchaser represents and warrants to the Company as follows (and for the purpose of this Article V, all references to the "Purchaser" shall be deemed to include all Purchaser
Subsidiaries, as hereinafter defined, unless the context otherwise requires):

     SECTION 5.1 Organization and Qualification. The Purchaser and each of the Purchaser Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and each has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted and as proposed by the Purchaser to be conducted. The Purchaser and each Purchaser Subsidiary is qualified to do business and is in good standing in each jurisdiction in which the properties owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified and in good standing will not have, and would not reasonably be expected to have, a material adverse effect on the business, operations, properties, assets, condition (financial or other), results of operations or prospects of the Purchaser and the Purchaser Subsidiaries taken as a whole. True, accurate and complete copies of each of the Articles of Incorporation and Bylaws of the Purchaser and each Purchaser Subsidiary as in effect on the date hereof, including all amendments thereto, have heretofore been delivered to the Company.

     SECTION 5.2  Capitalization.

     (a) The authorized capital stock of the Purchaser consists of 50,000,000 shares of Purchaser Common Stock of which 9,655,315 shares are issued and outstanding as of June 3, 1994; and 10,000,000 shares of preferred stock, $1.00 par value per share of which no shares are issued and outstanding as of June 3, 1994. All of the issued and outstanding shares of Purchaser Common Stock are validly issued and are fully paid, nonassessable and free of preemptive rights. No subsidiary of the Purchaser holds any shares of capital stock of the Purchaser. The authorized capital stock of each Purchaser Subsidiary is owned 100% by the Purchaser and all of the issued and outstanding shares of each Purchaser Subsidiary are fully paid and nonassessable.

     (b) Except as set forth in Schedule 5.2(b) hereto, as of the date hereof, there are no outstanding subscriptions, options, calls, contracts, commitments, understandings, restrictions, arrangements, rights or warrants, including any right of conversion or exchange under any outstanding security, instrument or other agreement that is presently exercisable obligating the Purchaser or any Purchaser Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of the capital stock of the Purchaser or any Purchaser Subsidiary or obligating the Purchaser or any Purchaser Subsidiary to grant, extend or enter into any such agreement or commitment. There are no voting trusts, proxies or other agreements or understandings to which the Purchaser is a party or is bound with respect to the voting of any shares of capital stock of the Purchaser or any Purchaser Subsidiary. The shares of the Purchaser Common Stock to be issued to stockholders of the Company in connection with the Merger will be at the Effective Time duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights. The Purchaser Common Stock to be issued in the Merger will be duly authorized and, when issued in accordance with the terms of the Articles of Merger and this Agreement, will be validly issued, fully paid and non-assessable and no stockholder of the Purchaser will have any preemptive rights with respect thereto. The shares of Purchaser Common Stock to be issued in the Merger will, when issued, be registered under the Securities Act and the Exchange Act and registered or exempt from registration under any applicable state securities laws.

     SECTION 5.3  Subsidiaries.  The Purchaser has no
subsidiaries except as disclosed on Schedule 5.3 hereto
("Purchaser Subsidiaries").  Each Purchaser Subsidiary is a
"qualified REIT subsidiary" under Section 856 of the Code.
Neither the Purchaser nor any Purchaser Subsidiary is a partner in any partnership or joint venture and will not become one prior to the Effective Time.

     SECTION 5.4  Authority; Non-Contravention; Approvals.

     (a) The Purchaser has full corporate power and authority to enter into this Agreement and, subject to the Purchaser Stockholders' Approval (as hereinafter defined) and the Purchaser Required Statutory Approvals (as hereinafter defined) to consummate the transactions contemplated hereby. The execution and delivery of this Agreement, and the consummation by the Purchaser of the transactions contemplated hereby, have been duly authorized by the Purchaser's Board of Directors and no other corporate proceedings on the part of the Purchaser are necessary to authorize the execution and delivery of this Agreement and the consummation by the Purchaser of the transactions contemplated hereby, except for the Purchaser Stockholders' Approval and the obtaining of the Purchaser Required Statutory Approvals. This Agreement has been duly and validly executed and delivered by the Purchaser, and, assuming the due authorization, execution and delivery hereof by the Company, constitutes a valid and binding agreement of the Purchaser enforceable against the Purchaser in accordance with its terms, except that such enforcement may be subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors' rights generally and (ii) general equitable principles.

     (b) Except as set forth in Schedule 5.4(b) hereto, the execution and delivery of this Agreement by the Purchaser do not, and the consummation by the Purchaser of the transactions contemplated hereby will not, violate, conflict with or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of the Purchaser under any of the terms, conditions or provisions of (i) the Purchaser's Articles of Incorporation or Bylaws, (ii) subject to obtaining the Purchaser Required Statutory Approvals and the Purchaser Stockholders' Approval, any statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit or license of any court or governmental authority applicable to the Purchaser or, to the best of the Purchaser's knowledge, any of its properties or assets, or (iii) any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease or other instrument, obligation or agreement of any kind to which the Purchaser is now a party or by which the Purchaser or to the Purchaser's best knowledge any of its properties or assets may be bound, excluding from the foregoing clauses (ii) and (iii) such violations, conflicts, breaches, defaults, terminations, accelerations or creations of liens, security interests, charges or encumbrances that would not, in the aggregate, have, or be reasonably expected to have a material adverse effect on the business, operations, properties, assets, condition (financial or other), results of operations or prospects of the Purchaser.

     (c) Except for (i) any filings by the Purchaser and the Company that may be required by the HSR Act, (ii) the filing of the Registration Statement, including the Proxy Statement/Prospectus with the SEC pursuant to the Securities Act and the Exchange Act, and the declaration of the effectiveness thereof by the SEC and filings with various state blue sky authorities, (iii) the making of the Merger Filing with the Secretary of State of the State of Maryland and the Secretary of State of the State of North Carolina in connection with the Merger, (iv) any required filings with or approvals from applicable state environmental authorities and (v) any required filings with or approvals from applicable state health care regulation and licensing authorities (the filings and approvals referred to in clauses (i) through (v) are collectively referred to as the "Purchaser Required Statutory Approvals"), to the Purchaser's best knowledge, no declaration, filing or registration with, or notice to, or authorization, consent or approval of, any governmental or regulatory body or authority is necessary for the execution and delivery of this Agreement by the Purchaser or the consummation by the Purchaser of the transactions contemplated hereby, other than such declarations, filings, registrations, notices, authorizations, consents or approvals which, if not made or obtained, as the case may be, would not, in the aggregate, have a material adverse effect on the business, operations, properties, assets, condition (financial or other), results of operations or prospects of the Purchaser.

     SECTION 5.5 Reports and Financial Statements. (a) Since March 31, 1992, the Purchaser has filed with the SEC, all forms, statements, reports and documents (including all exhibits, amendments and supplements thereto) required to be filed by it under each of the Securities Act and the Exchange Act and the respective rules and regulations thereunder all of which complied in all material respects with all applicable requirements of the appropriate federal securities act and the rules and regulations thereunder. The Purchaser has previously delivered to the Company copies of its (a) Annual Reports on Form 10-K for the fiscal year ended December 31, 1993 ("Purchaser 10-K") and for the immediately preceding fiscal year, as filed with the SEC, (b) annual reports to stockholders for the two most recent fiscal years in the form provided to stockholders, (c) proxy and information statements relating to all meetings of its stockholders (whether annual or special) from March 31, 1992, until the date hereof, (d) Quarterly Report on Form 10-Q for the quarter ended March 31, 1994 (the "Purchaser 10-Q") and (e) all other reports or registration statements filed by the Purchaser with the SEC since March 31, 1992 (other than Registration Statements filed on Form S-8) (collectively, the "Purchaser SEC Reports"). As of their respective dates, the Purchaser SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements and unaudited interim consolidated financial statements of the Purchaser included in such reports (the "Purchaser Financial Statements") have been prepared in accordance with generally accepted accounting principles applied on a consistent basis and fairly present the financial position of the Purchaser as of the dates thereof and the results of the Purchaser's operations and cash flows for the periods then ended (except that the unaudited interim financial statements do not contain any notes thereto and are subject to normal year-end audit adjustments, which individually and in the aggregate, will not materially adversely affect the unaudited interim financial statements).

     (b) All of the accounts receivable of the Purchaser included in the Purchaser Financial Statements or otherwise, including any transactions with related parties, reflect actual transactions and will not be subject to offset or deduction and, except as disclosed on Schedule 5.5(b), have arisen in the ordinary course of business. Except as disclosed on Schedule 5.5(b) hereto, all of such accounts receivable will be collected (without recourse to any judicial proceedings) within six months of the Closing Date at the aggregate recorded amounts thereof net of any reserves established in a manner consistent with past practices of the Company.

     SECTION 5.6 Absence of Undisclosed Liabilities. Except as disclosed on Schedule 5.6 hereto, the Purchaser did not have at December 31, 1993, and has not incurred since that date, any liabilities or obligations (whether absolute, accrued, contingent or otherwise) of any nature (other than ordinary and recurring operating expenses), (a) except liabilities, obligations or contingencies which are accrued or reserved against in the Purchaser Financial Statements or reflected in the notes thereto and (b) except for any liabilities, obligations or contingencies which (i) would not, in the aggregate, have a material adverse effect on the business, operations, properties, assets, condition (financial or other), results of operations or prospects of the Purchaser or (ii) have been discharged or paid in full prior to the date hereof.

     SECTION 5.7 Absence of Certain Changes or Events. Since December 31, 1993, there has not been any material adverse change or any event which would reasonably be expected to result in a material adverse change, individually or in the aggregate, in the business, operations, properties, assets, liabilities, condition (financial or other), results of operations or prospects of the Purchaser.

     SECTION 5.8  Litigation.

     (a) Except as disclosed on Schedule 5.8 hereto, there are no claims, suits, actions or proceedings pending against, relating to or affecting the Purchaser or any of its properties or, to the Purchaser's best knowledge without any independent investigation, any of the Purchaser's borrowers or lessees, before or by any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator. Except as disclosed on Schedule 5.8 hereto, to the Purchaser's best knowledge without any independent investigation, there are no claims, suits actions or proceedings threatened against, relating to or affecting the Purchaser or any of its properties, or, any of the Purchaser's borrowers or lessees or any of such borrowers' or lessees' respective properties, before or by any court, government department, commission, agency, instrumentality or authority or any arbitrator which could reasonably be expected, either alone or in the aggregate with all such claims, actions or proceedings, to affect materially and adversely the business, operations, properties (including the present maintenance, operation, occupancy or use of any such property), assets, condition (financial or other), results of operations or prospects of the Purchaser. Except as disclosed on Schedule 5.8, the Purchaser is not subject to any judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator which prohibits or restricts the consummation of the transactions contemplated hereby or would have any material adverse effect on the business, operations, properties (including the present maintenance, operation, occupancy or use of any such property), assets, condition (financial or other), results of operations or prospects of the Purchaser.

     (b) There is no litigation or governmental investigation pending or, to the best of the Purchaser's knowledge, threatened, nor is there any order, injunction or decree, outstanding, existing or relating to the Purchaser or, to the best of the Purchaser's knowledge without any independent investigation, any of its properties that could have a material adverse effect upon the present maintenance, operation, occupancy or use of such property.

     SECTION 5.9 Registration Statement and Proxy Statement. None of the information to be supplied by the Purchaser for inclusion or incorporation by reference in (a) the Registration Statement or (b) the Proxy Statement/Prospectus will, in the case of the Proxy Statement/Prospectus or any amendments thereof or supplements thereto, at the time of the mailing of the Proxy Statement/Prospectus and any amendments or supplements thereto, and at the time of the meetings of stockholders of the Company and the Purchaser to be held in connection with the transactions contemplated by this Agreement or, in the case of the Registration Statement, as amended or supplemented, at the time it becomes effective and at the time of such meeting of the stockholders of the Company and the Purchaser, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Proxy Statement/Prospectus will comply as to form in all material respects with all applicable laws, including the provisions of the Securities Act and the Exchange Act (as applicable thereto) and the rules and regulations promulgated thereunder, except that no representation is made by the Purchaser with respect to information supplied by the Company or derived therefrom for inclusion therein.

     SECTION 5.10  No Violation of Law.  Except as disclosed on
Schedule 5.10 hereto, neither the Purchaser nor, to the Purchaser's best knowledge without any independent investigation, any of the Purchaser's borrowers or lessees is in violation of or has been given notice or been charged with any violation of, any law, statute, order, rule, regulation, ordinance or judgment (including, without limitation, any applicable environmental law, ordinance or regulation or any applicable medical waste law, ordinance or regulation) of any governmental or regulatory body or authority, except for violations which, in the aggregate, do not have, and would not reasonably be expected to have, a material adverse effect on the business, operations, properties, assets, condition (financial or other), results of operations or prospects of the Purchaser or of any such borrower or lessee. Except as disclosed on Schedule 5.10 hereto, no investigation or review of the Purchaser or, to the best knowledge of the Purchaser without any independent investigation, of any of the Purchaser's borrowers or lessees by any governmental or regulatory body or authority is pending or, to the best knowledge of the Purchaser without any independent investigation, threatened, nor has any governmental or regulatory body or authority indicated to the Purchaser an intention to conduct the same, other than, in each case, those the outcome of which, as far as reasonably can be foreseen, will not have, and would not reasonably be expected to have, a material adverse effect on the business, operations, properties (including the present maintenance, operation, occupancy or use of any such property), assets, condition (financial or other), results of operations or prospects of the Purchaser or of any such borrower or lessee. Except as disclosed on Schedule 5.10 hereto, the Purchaser and, to the Purchaser's best knowledge without any independent investigation, each of the Purchaser's borrowers and lessees, has all permits, licenses, franchises, variances, exemptions, orders and other governmental authorizations, consents and approvals necessary to conduct its business as presently conducted and as proposed by the Purchaser or such borrower or lessee to be conducted, except for permits, licenses, franchises, variances, exemptions, orders, authorizations, consents and approvals the absence of which, alone or in the aggregate, would not have a material adverse effect on the business, operations, properties (including the present maintenance, operation, occupancy or use of any such property), assets, condition (financial or other), results of operations or prospects of the Purchaser or such borrower or lessee. The Purchaser and, to the best knowledge of the Purchaser without any independent investigation, each of the Purchaser's borrowers and lessees, (a) has duly and currently filed all reports and other information required to be filed with any federal, state or local governmental or regulatory authority in connection with the Permits, (b) is not in violation of the terms of any Permit, except for delays in filing reports or violations which, alone or in the aggregate, would not have a material adverse effect on the business, operations, properties (including the present maintenance, operation, occupancy or use of any such property), assets, condition (financial or other), results of operations or prospects of the Purchaser or such borrower or lessee and (c) is using and occupying each of the Purchaser Properties in a manner that complies with all applicable codes and zoning laws and regulations except where the failure to so comply would not have, or would not be reasonably expected to have, a material adverse effect on the business, operations, properties (including the present maintenance, operation, occupancy or use of any such property), assets, condition (financial or other), results of operations or prospects of the Purchaser or such borrower or lessee.

     SECTION 5.11 Compliance with Agreements. Except as disclosed on Schedule 5.11 hereto, neither the Purchaser nor, to the best of the Purchaser's best knowledge without any independent investigation, any other party is in breach or violation of or in default in the performance or observance of any term or provision of, and no event has occurred which, with lapse of time or action by a third party, could result in a default under, (a) the Articles of Incorporation or Bylaws of the Purchaser or (b) any contract, commitment, agreement, indenture, mortgage, loan agreement, note, lease, bond, license, approval or other instrument to which the Purchaser is a party or by which it is bound or to which any of its properties are subject, which breaches, violations and defaults, in the case of clause (b) of this Section 5.11, would have, or be reasonably expected to have, in the aggregate, a material adverse effect on the business, operations, properties (including the present maintenance, operation, occupancy or use of any such property), assets, condition (financial or other), results of operations or prospects of the Purchaser.

     SECTION 5.12  Taxes.

     (a) The Purchaser has (i) duly filed with the appropriate governmental authorities all Tax Returns required to be filed by it for all periods ending on or prior to the Effective Time, has not filed for an extension to file any Tax Returns except with respect to such Tax Returns as are listed on Schedule 5.12(a) hereto and such Tax Returns are true, correct and complete in all material respects and (ii) duly paid in full or made adequate provision for the payment of all Taxes for all periods ending at or prior to the Effective Time (whether or not shown on any Tax Return). Except as set forth in Schedule 5.12(a) hereto, the Tax Returns referred to in clause (i) hereinabove have been examined by the IRS or the appropriate governmental authority or the period for assessment of the Taxes in respect of which such Tax Returns were required to be filed has expired, all deficiencies asserted or assessments made as a result of such examinations have been paid in full and no issues that have been raised by the relevant governmental authority in connection with the examination of any of the Tax Returns referred to in clause (i) hereinabove are currently pending. No claim has been made by any authority in a jurisdiction where the Purchaser does not file a Tax Return that the Purchaser is or may be subject to tax in such jurisdiction. No waivers of statutes of limitation have been given by or requested with respect to any Taxes of the Purchaser. The Purchaser has not agreed to any extension of time with respect to any Tax deficiency. The liabilities and reserves for Taxes reflected in the Purchaser balance sheet as of December 31, 1993 contained in the Purchaser 10-K (the "1993 Purchaser Balance Sheet") are adequate to cover all Taxes for all periods ending on or prior to December 31, 1993, and to the best of the Purchaser's knowledge without any independent investigation, there are no liens for Taxes upon any property or asset of the Purchaser, except for liens for Taxes not yet due. The Purchaser is not a party to any agreement providing for the allocation or sharing of Taxes with any entity except for certain Purchaser Leases (as defined in Section 5.31 hereof) which provide that the lessee thereunder shall pay all taxes assessed with respect to the demised property. The Purchaser has not, with regard to any assets or property held, acquired or to be acquired by it, filed a consent to the application of Section 341(f) of the Code regulations promulgated thereunder, as in effect from time to time. Neither the Purchaser nor any of its officers (including the employee responsible for Tax matters) expect any authority to assess any additional Taxes for any period for which Tax Returns have been filed. The Purchaser has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owning to any employee, independent contractor, creditors, stockholder, or other third party. The Purchaser has or will have, by the Effective Time, received cash sufficient to satisfy the requirements of Section 857(a) of the Code for the taxable years of the Purchaser up to the Effective Time.

     (b) The Purchaser has not made any payments, is not obligated to make any payments, and is not a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Section 280G of the Code.

     (c) Except as set forth on Schedule 5.12(c) hereto, the Purchaser has not been a member of any affiliated or combined group of companies that files a consolidated, affiliated, or other combined group Tax Return and the Purchaser has no liability for the Taxes of any person under Treasury Regulations 1.1502-6 (or any similar provision of non-federal law) as a transferee or successor, by contract, or otherwise.

     SECTION 5.13  Employee Benefit Plans; ERISA.

     (a) Except as set forth in Schedule 5.13(a) hereto, at the date hereof, the Purchaser does not maintain or contribute to, and is not a party to, any material employee benefit plans, programs, arrangements and practices (such plans, programs, arrangements and practices of the Purchaser and its subsidiaries being referred to as the "Purchaser Plans"), including employee benefit plans within the meaning set forth in Section 3(3) of ERISA, or any written employment contracts which contracts are not immediately terminable without penalty or further liability, or other similar material arrangements for the provision of benefits (excluding any Multiemployer Plan or any Multiple Employer Plan. Schedule 5.13(a) hereto lists all Multiemployer Plans and Multiple Employer Plans which the Purchaser maintains or to which it makes contributions. The Purchaser does not have any obligation to create any additional such plan or to amend any such plan so as to increase benefits thereunder, except as required under the terms of the Purchaser Plans, under existing collective bargaining agreements or to comply with applicable law.

     (b) Except as set forth in Schedule 5.13(b) hereto, (i) there have been no prohibited transactions within the meaning of
Section 406 or 407 of ERISA or Section 4975 of the Code with respect to any of the Purchaser Plans that could result in penalties, taxes or liabilities which, singly or in the aggregate, could have a material adverse effect on the business, operations, properties, assets, condition (financial or other) results of operations or prospects of the Purchaser, (ii) there is no outstanding liability in excess of $10,000, whether measured alone or in the aggregate, under Title IV of ERISA with respect to any of the Purchaser Plans except for premiums due,
(iii) neither the Pension Benefit Guaranty Corporation nor any plan administrator has instituted proceedings to terminate any of the Purchaser Plans subject to Title IV of ERISA other than in a "standard termination" described in Section 4041(b) of ERISA,
(iv) none of the Purchaser Plans has incurred any "accumulated funding deficiency" (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, as of the last day of the most recent fiscal year of each of the Purchaser Plans ended prior to the date of this Agreement, (v) the current present value of all projected benefit obligations under each of the Purchaser Plans which is subject to Title IV of ERISA did not, as of its latest valuation date, exceed the then current value of the assets of such plan allocable to such benefit liabilities (based upon reasonable actuarial assumptions currently utilized for such Purchaser Plan), (vi) each of the Purchaser Plans has been operated and administered in all material respects in accordance with applicable laws during the period of time covered by the applicable statute of limitations,
(vii) each of the Purchaser Plans which is intended to be "qualified" within the meaning of Section 401(a) of the Code has been determined by the IRS to be so qualified and such determination has not been modified, revoked or limited by failure to satisfy any condition thereof or by a subsequent amendment thereto or a failure to amend, except that it may be necessary to make additional amendments retroactively to maintain the "qualified" status of such Purchaser Plans, and the period for making any such necessary retroactive amendments has not expired, (viii) with respect to Multiemployer Plans, the Purchaser has not, since March 31, 1992, made or suffered a "complete withdrawal" or a "partial withdrawal," as such terms are respectively defined in Sections 4203,4204 and 4205 of ERISA and, to the best knowledge of the Purchaser, no event has occurred or is expected to occur which presents a material risk of a complete or partial withdrawal under said Sections 4203,4204 and 4205, (ix) to the best knowledge of the Purchaser, there are no material pending, threatened or anticipated claims involving any of the Purchaser Plans other than claims for benefits in the ordinary course, and (x) the Purchaser has no current liability in excess of $10,000, whether measured alone or in the aggregate, for plan termination or withdrawal (complete or partial) under Title IV of ERISA based on any plan to which any entity that would be deemed one employer with the Purchaser under Section 4001 of ERISA or Section 414 of the Code contributed during the period of time covered by the applicable statute of limitations (the "Purchaser Controlled Group Plans"), and the Purchaser does not reasonably anticipate that any such liability will be asserted against the Purchaser, none of the Purchaser Controlled Group Plans has an "accumulated funding deficiency" (as defined in Section 302 of ERISA and 412 of the Code), and no Purchaser Controlled Group Plan has an outstanding funding waiver which could result in the imposition of liens, excise taxes or liability against the Purchaser in excess of $10,000 whether measured alone or in the aggregate.

     SECTION 5.14  Certain Agreements.

     (a) Except as set forth on Schedule 5.14(a) hereto, as of the date hereof, the Purchaser is not a party to any oral or written (i) consulting or similar agreement with any present or former director, officer or employee or any entity controlled by any such person not terminable on 30 days' or less notice for a total cost not in excess of $5,000, (ii) agreement with any executive officer or other key employee of the Purchaser the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Purchaser of the nature contemplated by this Agreement, (iii) agreement with respect to the employment of any executive officer or other key employee of the Purchaser, or (iv) agreement or plan, including any stock option plan, stock appreciation right plan, restricted stock plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of the transactions contemplated by this Agreement.
     (b) Except as disclosed on Schedule 5.14(b) hereto, the Purchaser is not indebted for money borrowed, either directly or indirectly, from any of its officers, directors, or any Affiliate, in any amount whatsoever; nor are any of its officers, directors, or Affiliates indebted for money borrowed from the Purchaser; nor are there any transactions of a continuing nature between the Purchaser and any of its officers, directors, or Affiliates (other than by or through the regular employment thereof by the Purchaser) not subject to cancellation which will continue beyond the time the Merger becomes effective, including, without limitation, use of the Purchaser's assets for personal benefit with or without adequate compensation.

     SECTION 5.15  Labor Controversies.  Except as set forth on
Schedule 5.15 hereto, (a) the Purchaser is not a party to any collective bargaining agreements, (b) there are no controversies pending or, to the best knowledge of the Purchaser, threatened between the Purchaser and any representatives of any of its employees, (c) there are no material organizational efforts presently being made involving any of the presently unorganized employees of the Purchaser or its subsidiaries, (d) the Purchaser has complied in all material respects with all laws relating to the employment of labor, including, without limitation, any provisions thereof relating to wages, hours, collective bargaining, and the payment of social security and similar taxes, and (e) no person has asserted that the Purchaser is liable in any material amount for any arrears of wages or any taxes or penalties for failure to comply with any of the foregoing.

     SECTION 5.16 Books, Records and Accounts. The Purchaser's books, records and accounts fairly and accurately reflect the Purchaser's transactions and dispositions of assets, and the Purchaser's system of internal accounting controls is sufficient to assure that: (i) transactions are executed in accordance with management's authorization; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles, and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management's authorization; and
(iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Except as disclosed in
Schedule 5.16 hereto, the Purchaser has segregated all funds for security and similar deposits received from its lessees and borrowers.

     SECTION 5.17 Opinion of Financial Advisor. The Purchaser has received from a financial advisor satisfactory to the Purchaser's Board of Directors, an opinion to the effect that, as of the date hereof, the Exchange Ratio is fair, from a financial point of view, to the Purchaser's stockholders. Such opinion has not been withdrawn, revoked or modified.

     SECTION 5.18 Purchaser Ownership of the Company Common Stock. The Purchaser is and, to the best of its knowledge, its "affiliates" and "associates" collectively are, and as of the Effective Time will be the beneficial owner of less than 1% of the outstanding shares of the Company Common Stock.

     SECTION 5.19  Contracts, Etc.

     (a) Schedule 5.19(a) consists of a true and complete list of all contracts, agreements, commitments and other instruments (whether oral or written, and including any and all amendments or modifications thereto) to which the Purchaser is a party that:
(i) involve a receipt or an expenditure by the Purchaser require the performance of services or delivery of goods to, by, through, on behalf of or for the benefit of the Purchaser, which in each case relates to a contract, agreement, commitment or instrument that either (A) requires payments or receipts in excess of $10,000 per year or (B) are not terminable by the Purchaser on notice of 30 days or less without penalty or the Purchaser being liable for damages; or (ii) involve an obligation for the performance of services or delivery of goods by the Purchaser that cannot, or in reasonable probability will not, be performed within 45 days subsequent to the date of this Agreement including, without limitation any of the following which meet the aforementioned criteria:

               (i) Any contracts, commitments or agreements, the lack of consummation or performance of which would, either singly or in the aggregate, have an adverse impact upon the Purchaser's business, operations or financial condition, including, without limitation, any contract or commitment which is outside of the normal, ordinary and usual requirements of the Purchaser's business or at a price or prices in excess of those otherwise available at the time such contract or commitment was entered into;

               (ii)  Any note receivable;

               (iii) Any single contract or commitment, or sales or purchase order, which involves future payments, performance of services or delivery of goods and/or materials, to or by the Purchaser with an amount or value in the aggregate in excess of $10,000 per year (other than trade accounts payable incurred in the ordinary course of business with an amount or value of less than $10,000 per year);

               (iv) Any contract or agreement with a creditor not made in the ordinary course of business;

               (v) Any contract, agreement, understanding or arrangement restricting the Purchaser from carrying on its business anywhere in the world;

               (vi) Any instrument or arrangement evidencing or related to indebtedness for money borrowed or to be borrowed, whether directly or indirectly, by way of purchase money obligation, guaranty, subordination, conditional sale, lease-purchase or otherwise; and

               (vii) Any contract, agreement, understanding or arrangement between the Purchaser and any Affiliate of the Purchaser.

     (b) All of the contracts, agreements or instruments described in Schedule 5.19(a) hereto are valid and binding upon the Purchaser and the other parties thereto and are in full force and effect and enforceable in accordance with their terms, and neither the Purchaser nor, to the best of the Purchaser's knowledge, any other party to any such contract, commitment or arrangement has breached any provision of, or is in default under, the terms thereof. Except for terms specifically described in Schedule 5.19(a), neither the Purchaser nor any Affiliate thereof has received any payment from any contracting party in connection with or as an inducement for entering into any contract, agreement or instrument except for payment for actual services rendered or to be rendered by the Purchaser consistent with amounts historically charged for such services.

     SECTION 5.20 Intellectual Property. Schedule 5.20 hereto sets forth a complete and correct list and summary description of all trademarks, tradenames, service marks, service names, brand names, copyrights and patents, registrations thereof and applications therefor, applicable to or used in the business of the Purchaser, together with a complete list of all licenses granted by or to the Purchaser with respect to any of the above. All such trademarks, tradenames, service marks, service names, brand names, copyrights and patents are owned by the Purchaser, free and clear of all liens, claims, security interests and encumbrances of any nature whatsoever. Except as set forth on
Schedule 5.20 hereto, the Purchaser is not currently in receipt of any notice of any violation or infringement of, and the Purchaser is not violating or infringing, the rights of others in any trademark, tradename, service mark, copyright, patent, trade secret, know-how or other intangible asset.

     SECTION 5.21 Disclosure. This Agreement and the Schedules hereto disclose all facts material to the properties, assets, business or operations of the Purchaser except for such facts which, singly or in the aggregate, could not reasonably be expected to materially and adversely affect the properties, assets, business, operations, condition (financial or other), results of operations or prospects of the Purchaser. No statement contained herein or in any certificate, schedule, list, exhibit or other instrument furnished by the Purchaser to the Company pursuant to the provisions hereof contains or will contain any untrue statement of any material fact or omits or will omit to state a material fact necessary in order to make the statements contained herein or therein not misleading. Matters disclosed on each Schedule hereto shall be deemed disclosed only for purposes of the matters to be disclosed on such Schedule and shall not be deemed to be disclosed for any other purpose unless expressly provided therein.

     SECTION 5.22 Brokers and Finders. The Purchaser has not employed any broker, finder or other intermediary in connection with the transactions contemplated by this Agreement which would be entitled to any brokerage, finder's or similar fee or commission in connection with this Agreement or the transactions contemplated hereby.

     SECTION 5.23 REIT Qualification. At all times during its existence, the Purchaser has been, and as of the Effective Time the Purchaser will be, organized in conformity with the requirements for qualification and, as of the date hereof for all taxable periods has qualified, as a "real estate investment trust" under the Code and the rules and regulations thereunder. The Purchaser has at all times during its existence (i) met the 75%, 95% and 30% income tests set forth in Section 856 of the Code, (ii) met the 75% and 25% asset tests set forth in Section 856 of the Code and (iii) distributed dividends to its stockholders at least equal to the 95% requirements of Section 857 of the Code.

     SECTION 5.24 Title to Properties. The Purchaser has good and marketable title in fee simple to all real property owned by it (individually, a "Purchaser Property" and collectively, the "Purchaser Properties"), and good and marketable title to all personal property owned by it which is material to its business, in each case free and clear of all liens, encumbrances, claims, security interests and defects, other than those disclosed on
Schedule 5.24 hereto and those which would not, either individually or in the aggregate, have a material adverse effect on any Purchaser Property (including the present maintenance, operation, occupancy or use of any such Purchaser Property) (collectively, the "Purchaser Permitted Encumbrances").


     SECTION 5.25  Title Insurance.

     (a) Except as set forth on Schedule 5.25 hereto, an owner's policy of title insurance issued by a nationally recognized title insurance company in a form and containing coverages customarily approved and required by institutional investors has been obtained for each Purchaser Property. Each owner's policy of title insurance insures the fee simple ownership interest of the Company in each Purchaser Property subject only to the Purchaser Permitted Encumbrances and is in an amount at least equal to the sum of (i) the cost of the acquisition of such Purchaser Property and (ii) any subsequent cost of the construction and installation of the improvements made by the Purchaser located on such Purchaser Property (measured at the time of such construction).

     (b) Except as set forth on Schedule 5.25 hereto, a mortgagee's policy of title insurance issued by a nationally recognized title insurance company in a form and containing coverages customarily approved and required by institutional investors and insuring title in the priority listed in Schedule
5.33 has been obtained for each Purchaser Mortgage Loan (as hereinafter defined). Each mortgagee's policy of title insurance insures the mortgage interest of the Purchaser in the real property encumbered by the Purchaser Mortgage Loan and is in an amount at least equal to the debt of the obligor secured by the Purchaser Mortgage Loan.

     SECTION 5.26  Environmental Matters.  Except as disclosed on
Schedule 5.26 hereto, all of the properties of the Purchaser have been the subject within the past 24 months of preliminary environmental assessments in compliance with the American Society for Testing and Materials standard for Phase I Environmental Site Assessments, E-1528 (March 15, 1993), or other environmental assessments, inspections or reviews more likely to reveal environmental liabilities. Except as disclosed on Schedule 5.26 hereto, the Purchaser has no knowledge of (i) the unlawful presence of any Hazardous Materials on any of the properties of the Purchaser or (ii) any unlawful spills, releases, discharges or disposal of Hazardous Materials that have occurred or are presently occurring off any of the Purchaser Properties as a result of any construction on or operation and use of any of the Purchaser Properties.

     SECTION 5.27  Over Financing.  Except as set forth on
Schedule 5.27 hereto, the Purchaser has not distributed to its stockholders the proceeds of any financing of the Purchaser's properties.

     SECTION 5.28 Defects. Except as set forth on Schedule 5.28 hereto, to the Purchaser's best knowledge without any independent investigation there are no material defects in the improvements located on a Purchaser Property including, without limitation, any defect in the foundation, structural systems, roof or the electrical, plumbing, heating, ventilating or air conditioning systems included within the improvements located on such Purchaser Property and there are no repairs or deferred maintenance required to be made thereto.

     SECTION 5.29 Condemnation. There is no pending or, to the Purchaser's best knowledge without any independent investigation, threatened public or private condemnation or similar proceeding affecting a Purchaser Property or any part thereof which could have material adverse effect upon the present maintenance, operation, occupancy or use of such Purchaser Property.

     SECTION 5.30 Taxes and Assessments on Properties. To the Purchaser's best knowledge without any independent investigation, there are no material unpaid real estate property taxes or assessments due and payable against a Purchaser Property and the Purchaser has not received any notice of assessment for public improvements with respect to or relating to a Purchaser Property.

     SECTION 5.31 Properties and Leases. Schedule 5.31 hereto sets forth a complete and correct list of (i) all Purchaser Properties and (ii) all leases of the Purchaser Properties or any part thereof in effect on the date hereof (individually, a "Purchaser Lease" and collectively, the "Purchaser Leases") and sets forth a complete and correct description of the following:

     (a) The land, building and approximate square footage of the demised premises under each Purchaser Lease;

     (b) the name of the tenant and any guarantor under each Purchaser Lease;

     (c) the date of each Purchaser Lease and any amendment or modification thereof, the commencement or amendment start date of each Purchaser Lease and the expiration date of the term of each Purchaser Lease;

     (d) the amount of annual or monthly base rent and additional rent due under each Purchaser Lease and the amount, or the basis of calculation thereof, of any scheduled increase or other escalation in the annual and monthly base rent or additional rent;

     (e) any renewal, extension, expansion or cancellation right of the tenant under each Purchaser Lease;

     (f) any option or first refusal purchase right of the tenant under each Purchaser Lease;

     (g) any security deposit or outstanding rent concession or abatement under each Purchaser Lease;

There are no leases, tenancies, licenses or other rights of occupancy or use of the Purchaser Properties or any portion thereof except for the Purchaser Leases and except as set forth on Schedule 5.31 hereto. Each Purchaser Lease is valid and enforceable, is in full force and effect, has not been amended, modified or supplemented except as set forth on Schedule 5.31 hereto, and the tenant thereunder has accepted its demised premises, is in actual possession in the normal course and has commenced payment of rent and additional rent, if applicable, therefor. Except as set forth on Schedule 5.31 hereto, each Purchaser Lease provides that the tenant thereunder is required to pay all operating expenses, repairs and maintenance, and taxes and insurance in connection with the maintenance, ownership, use and occupancy of the Purchaser Property demised thereunder. The Purchaser is not in default in the payment or performance of any obligation binding on the Purchaser under a Purchaser Lease and the Purchaser has not given notice of default to a tenant under a Purchaser Lease (which default has not previously been cured), nor does any condition or event exist which with the giving of notice or the passage of time, or both, would constitute a default by the Purchaser or, to the best of the Purchaser's knowledge without any independent investigation, by a tenant under a Purchaser Lease. The Purchaser does not have any knowledge of any claim, offset, right of recoupment or defense available to a tenant under a Purchaser Lease. There have been no material waivers by the Purchaser of any default under or breach of a Purchaser Lease by a Tenant. Except for the Purchaser Mortgages (as hereinafter defined), the Purchaser has not assigned, pledged, hypothecated or otherwise encumbered any of its right, title or interest in and to a Purchaser Lease or any rents payable thereunder. No tenant has an option or first refusal purchase right under a Purchaser Lease except as set forth on Schedule 5.31 hereto.

     SECTION 5.32 Mortgages. Schedule 5.32 hereto sets forth a complete and correct list of all mortgages, deeds of trust, deeds to secure debt and other similar security interests encumbering the Purchaser Properties or any part thereof (individually, a "Mortgage" and collectively, the "Purchaser Mortgages") and sets forth a complete and correct description of the following:

     (a)  the Purchaser Property encumbered by each Purchaser
Mortgage;

     (b) the name of the obligor, guarantor and the holder of each Purchaser Mortgage;

     (c) the priority of each Purchaser Mortgage and any mortgage, deed of trust or other similar instrument that is either prior to or subordinate to each Purchaser Mortgage;

     (d) the date of each Purchaser Mortgage and any amendment or modification thereof;

     (e) the original principal amount of the debt secured by each Purchaser Mortgage, the current rate of interest thereunder and the current outstanding principal balance thereof;

     (f)  the maturity date of the debt secured by each Purchaser
Mortgage, the type of debt secured thereby and whether any balloon payment is due at the maturity of the debt secured thereby;

     (g) the amount of the current monthly payment of interest, principal or other amounts due under each Purchaser Mortgage and the amount of any other mandatory principal or other payment due thereunder prior to the maturity date of the debt secured thereby;

     (h) any amount that has not been disbursed or advanced to the Purchaser by the holder of a Purchaser Mortgage that such holder is obligated to disburse or advance;

     (i)  any prepayment premiums with respect to the prepayment
(full or partial) of the debt secured by each Purchaser Mortgage and the current penalty payable in connection with any such prepayment; and

     (j) the amount of any escrow deposits or other deposits or payments held under each Purchaser Mortgage by the holder of each Purchaser Mortgage.

Except as set forth in Schedule 5.32, there are no mortgages, deeds of trusts, deeds to secure debt or other similar instruments encumbering the Purchaser Properties or any portion thereof except for the Purchaser Mortgages. Each Purchaser Mortgage is valid and enforceable, is in full force and effect, and has not been amended, modified or supplemented except as set forth in Schedule 5.32 hereto. All payments, installments and charges due and payable under a Purchaser Mortgage have been paid in full. The Purchaser has not received notice of default by the Purchaser (which default has not previously been cured) from the holder of a Purchaser Mortgage nor, to the best of the Purchaser's knowledge, does any condition or event exist which with the giving of notice or the passage of time, or both, would constitute a default by the Purchaser under a Purchaser Mortgage. The occurrence of any of the transactions contemplated by this Agreement will not require the consent or approval of the holder of a Purchaser Mortgage and will not violate, conflict with or constitute a default by the Purchaser under a Purchaser Mortgage or result in a condition or event which with the giving of notice or the passage of time, or both, would constitute a default by the Purchaser under a Purchaser Mortgage.

     SECTION 5.33 Purchaser Mortgage Loans. Schedule 5.33 hereto sets forth a complete and correct list of all loans made by the Purchaser to others secured by a mortgage, deed of trust, deed to secure debt or other similar instrument encumbering real property and personalty related to such real property (individually, a "Purchaser Mortgage Loan" and collectively, the "Purchaser Mortgage Loans") and sets forth a complete and accurate description of the following:

     (a)  the real property encumbered by each Purchaser Mortgage
Loan;

     (b) the name of the obligor, guarantor and the holder of each Purchaser Mortgage Loan;

     (c) the priority of each Purchaser Mortgage Loan and any mortgage, deed of trust, deed to secure debt or other similar instrument that is either prior to or subordinate to each Purchaser Mortgage Loan;

     (d) the date of each Purchaser Mortgage Loan and any amendment or modification thereof;

     (e) the original principal amount of the debt secured by each Purchaser Mortgage Loan, the current rate of interest thereunder and the current outstanding principal thereof;

     (f)  the maturity date of the debt secured by each Purchaser
Mortgage Loan, the type of debt secured thereby and whether any balloon payment is due at the maturity of the debt secured thereby;

     (g) the amount of the current monthly payment of interest, principal or other amounts due under each Purchaser Mortgage Loan and the amount of any other mandatory principal or other payment due thereunder prior to the maturity date of the debt secured thereby;

     (h) any amount that has not been disbursed or advanced to the obligor under each Purchaser Mortgage Loan by the Purchaser that the Purchaser is obligated to disburse or advance;

     (i)  any prepayment premiums with respect to the prepayment
(full or partial) of the debt secured by each Purchaser Mortgage
Loan and the current penalty payable in connection with any such prepayment; and

     (j) the amount of any escrow deposits or other deposits or payments held under each Purchaser Mortgage Loan by the Purchaser.

There are no loans made by the Purchaser to others secured by a mortgage, deeds of trust, deed to secure debt or other similar instruments encumbering real property and personally related to such real property except for the Purchaser Mortgage Loans. Each Purchaser Mortgage Loan is valid and enforceable, is in full force and effect and has not been amended, modified or supplemented except as set forth in Schedule 5.33 hereto. All payments, installments and charges due and payable under each Purchaser Mortgage Loan have been paid in full. The Purchaser is not in default in the payment or performance of any obligation under a Purchaser Mortgage Loan and has not given notice of default by an obligor (which default has not previously been cured) to an obligor under a Purchaser Mortgage Loan nor does any condition or event exist which with the giving of notice or the passage of time, or both, would constitute a default by an obligor under a Purchaser Mortgage Loan. No obligor under a Purchaser Mortgage Loan has a valid defense to the payment in full of the Purchaser Mortgage Loan nor is such Purchaser Mortgage Loan subject to any valid right of rescission, set-off, abatement, diminution, counterclaim or defense. There have been no waivers by the Purchaser of any default under or breach of a Purchaser Mortgage Loan by an obligor under a Purchaser Mortgage Loan. The occurrence of any of the transactions contemplated by this Agreement does not require the consent or approval of the obligor under a Purchaser Mortgage Loan and will not violate, conflict with or constitute a default by the Purchaser under a Purchaser Mortgage Loan or result in a condition or event which with the giving of notice or the passage of time, or both, would constitute a default by the Purchaser under a Purchaser Mortgage Loan.

     SECTION 5.34 Investment Company Act. The Purchaser is not, and as of the Effective Time will not be, an "investment company" or a company "controlled" by an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

     SECTION 5.35 NYSE Listing. The Purchaser Common Stock is, and as of the Effective Time will be, listed on the NYSE.

                              ARTICLE VI

               CONDUCT OF BUSINESSES PENDING THE MERGER

     SECTION 6.1 Conduct of Business by the Company Pending the Merger. After the date hereof and prior to the Closing Date or earlier termination of this Agreement, unless the Purchaser shall otherwise agree in writing or as may be otherwise specifically contemplated by this Agreement, the Company shall:

     (a) conduct its business in the ordinary and usual course of business and consistent with past practice;

     (b) not (i) amend or propose to amend its Articles of Incorporation or Bylaws, or (ii) split, combine or reclassify its outstanding capital stock or declare, set aside or pay any dividend or distribution payable in cash, stock, property or otherwise; provided, however, that the Company may declare and pay a regular quarterly dividend for the second quarter of 1994 on Company Common Stock in an amount not to exceed $0.245 per share of Company Common Stock, and, in the event the Effective Time shall not have occurred on or prior to November 1, 1994, the Company may thereafter declare and pay a regular quarterly dividend for the third quarter of 1994 on Company Common Stock in an amount not to exceed $0.245 per share of Company Common Stock;

     (c) not issue, sell, pledge or dispose of, or agree to issue, sell, pledge or dispose of, any additional shares of, or any options, warrants or rights of any kind to acquire any shares of the Company's capital stock of any class or any debt or equity securities convertible into or exchangeable for such capital stock or amend or modify the terms and conditions of any of the foregoing, except that in the ordinary course of its business and consistent with its past practices, the Company may issue shares upon exercise of outstanding options or warrants to purchase Company Common Stock and in connection with the exercise of the rights to acquire Company Common Stock as are listed on Schedule 3.1(a)(iii), in all events in accordance with the terms thereof;

     (d) not (i) incur or become contingently liable with respect to any indebtedness for borrowed money, (ii) redeem, purchase, acquire or offer to purchase or acquire any shares of its capital stock, other than as required by the governing terms of such securities, (iii) take any action which would jeopardize the Company's status as a real estate investment trust, (iv) make any acquisition of any assets or businesses except for the consummation of the matters set forth on Schedule 4.20(a) hereto,
(v) sell any assets or businesses, or (vi) enter into any contract, agreement, commitment or arrangement with respect to any of the foregoing, except as contemplated by Schedule 4.20(a)) hereto;

     (e) use reasonable efforts to preserve intact its business organization and goodwill, keep available the services of its present officers and key employees, and preserve the goodwill and business relationships with all lessees, operators, suppliers, distributors, customers, and others having business relationships with the Company and not engage in any action, directly or indirectly, with the intent to adversely impact the transactions contemplated by this Agreement;

     (f) confer with one or more representatives of the Purchaser when requested, to report on material operational matters and the general status of ongoing operations of the Company's business;

     (g) not enter into or amend any employment, severance, special pay arrangement with respect to termination of employment or other similar arrangements or agreements with any directors, officers, employees or other representatives, or agree to do so except that the Company shall amend all existing employment, severance and similar agreements or arrangements to provide that the Company will not be obligated to reimburse any employees for any excise or other taxes that may become payable by any such employees as a result of any payments made pursuant to such agreement or arrangement;

     (h) not, other than in accordance with established compensation adjustment policies and as contemplated by this Agreement, increase the rate of remuneration payable to any of its directors, officers, employees or other representatives, or agree to do so;

     (i) not adopt, enter into or amend any bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, health care, employment or other employee benefit plan, agreement, trust, fund or arrangement for the benefit or welfare of any employee or retiree, except as required to comply with changes in applicable law or as contemplated by this Agreement;

     (j) file, if the Merger is not previously consummated, its Quarterly Report on Form 10-Q for the quarter ending June 30,
1994 on or before the date prescribed therefor pursuant to the Exchange Act and such report shall comply with all of the requirements of the Exchange Act; and

     (k) maintain, in full force and effect, with all premiums due thereon paid, policies of insurance covering all of the insurable tangible assets and businesses of the Company and the Company Subsidiaries in amounts and as to foreseeable risks usually insured against by persons operating similar businesses under valid and enforceable policies of insurance issued by insurers of recognized responsibility.

     SECTION 6.2 Conduct of Business by the Purchaser Pending the Merger. After the date hereof and prior to the Closing Date or earlier termination of this Agreement, unless the Company shall otherwise agree in writing or as may be otherwise specifically contemplated by this Agreement, the Purchaser shall:

     (a) conduct its business in the ordinary and usual course of business and consistent with past practice;

     (b) not (i) amend or propose to amend its Articles of Incorporation or Bylaws, or (ii) split, combine or reclassify its outstanding capital stock or declare, set aside or pay any dividend or distribution payable in cash, stock, property or otherwise other than regular quarterly dividends on Purchaser Common Stock in an amount not to exceed $0.54 per share of Purchaser Common Stock;

     (c) not take any action which would jeopardize the Purchaser's status as a real estate investment trust;

     (d) use reasonable efforts to preserve intact its business organization and goodwill, keep available the services of its present officers and key employees, and preserve the goodwill and business relationships with all lessees, operators, suppliers, distributors, customers, and others having business relationships with the Purchaser and not engage in any action, directly or indirectly, with the intent to adversely impact the transactions contemplated by this Agreement;

     (e) confer with one or more representatives of the Company when requested to report on material operational matters and the general status of ongoing operations of the Purchaser's business;

     (f) file its Quarterly Report on Form 10-Q for the quarter ending June 30, 1994 on or before the date prescribed therefor pursuant to the Exchange Act and such report shall comply with all of the requirements of the Exchange Act; and

     (g) maintain, in full force and effect, with all premiums due thereon paid, policies of insurance covering all of the insurable tangible assets and businesses of the Purchaser in amounts and as to foreseeable risks usually insured against by persons operating similar businesses under valid and enforceable policies of insurance issued by insurers of recognized responsibility.

     SECTION 6.3  Acquisition Transactions.    After the date
hereof and prior to the Effective Time or earlier termination of this Agreement, unless the Purchaser shall otherwise agree in writing, the Company shall not initiate, solicit, negotiate, encourage, or provide confidential information to facilitate, and the Company shall cause any officer, director or employee of, or any attorney, accountant, investment banker or other agent retained by the Company not to initiate, solicit, negotiate, encourage, or provide confidential information to facilitate, any proposal or offer to acquire all or any substantial part of the business and properties of the Company, or capital stock of the Company, whether by merger, purchase of assets, tender offer or otherwise, whether for cash, securities or any other consideration or combination thereof (such transactions being referred to herein as "Acquisition Transactions"); provided, however, that the Company may furnish (on terms, including confidentiality terms, substantially similar to those set forth in the Confidentiality Agreement dated May 26, 1994 by and among the Purchaser, the Company and the other entities named therein as parties, hereinafter the "Confidentiality Agreement") information concerning its business, properties or assets to a corporation, partnership, person or other entity or group (a "Potential Acquiror") if (i) the Company's Board of Directors is advised by its financial advisor that such Potential Acquiror can reasonably be expected to possess the financial wherewithal to consummate an Acquisition Transaction that would yield a higher value to the Company's stockholders than will the Merger, (ii) the Company's Board of Directors determines that such Potential Acquiror is likely to submit a bona fide offer to consummate an Acquisition Transaction on terms that would yield such a higher value to the Company's stockholders if provided with confidential information about the Company, and (iii) based upon the written opinion of special counsel to the Board of Directors of the Company to such effect addressed and delivered to the Board of Directors of the Company (a copy of which shall have been furnished by the Company to the Purchaser), the Company's Board of Directors determines that the failure to provide such confidential information would be inconsistent with the proper discharge by the Company's Board of Directors of its fiduciary duty to stockholders of the Company. Following receipt of a bona fide offer from a Potential Acquiror proposing an Acquisition Transaction, which offer the Board of Directors of the Company determines would likely yield a higher value to the Company's stockholders than will the Merger, the Company may, with respect to such Potential Acquiror, negotiate and take any of the actions otherwise prohibited by this Section 6.3 if, in the written opinion of special counsel to the Board of Directors of the Company addressed and delivered to the Board of Directors of the Company (a copy of which shall have been furnished by the Company to the Purchaser), the failure to negotiate with such Potential Acquiror would be inconsistent with the proper discharge by the Company's Board of Directors of its fiduciary duty to the stockholders of the Company. In the event the Company shall determine to provide any information as described above, or shall receive any offer relating to an Acquisition Transaction, it shall promptly notify the Purchaser (a "Notice of Proposal") as to the fact that information is to be provided or that an offer relating to an Acquisition Transaction has been received and shall furnish to the Purchaser the identity of the recipient of such information or the proponent of such Acquisition Transaction if applicable, and, if an offer or proposal regarding an Acquisition Transaction has been received, a description of the material terms thereof, and the Purchaser may elect to terminate this Agreement in accordance with Article IX hereof. The Company may enter into a definitive agreement for an Acquisition Transaction meeting the requirements of clause (i) above with a Potential Acquiror with which it is permitted to negotiate pursuant to this Section 6.3, provided that at least five business days prior to the Company's execution thereof the Company shall have notified the Purchaser in writing indicating the Company's intent to enter into such agreement and describing all of the material terms of such agreement. Concurrently with the execution of such a definitive agreement, the Purchaser or the Company may terminate this Agreement in accordance with
Article IX hereof.


                              ARTICLE VII

                         ADDITIONAL AGREEMENTS

     SECTION 7.1 Access to Information. The Company shall afford to the Purchaser and its accountants, counsel, financial advisors and other representatives (the "Purchaser Representatives") and the Purchaser shall afford to the Company and its accountants, counsel, financial advisors and other representatives (the "Company Representatives") full access during normal business hours throughout the period prior to the Effective Time to all of properties, books, contracts, commitments and records (including, but not limited to, Tax Returns) of the Company and the Purchaser, as appropriate, and, during such period, each shall furnish promptly to the other (i) a copy of each report, schedule and other document filed or received pursuant to the requirements of federal or state securities laws or filed with the SEC in connection with the transactions contemplated by this Agreement or which may have a material effect on the Company's or the Purchaser's business, Properties or personnel, as appropriate, and (ii) such other information concerning their respective businesses, Properties and personnel as shall be reasonably requested; provided that no investigation pursuant to this Section 7.1 shall affect any representation or warranty made herein or the conditions to the obligations of the respective parties hereto to consummate the Merger. All non-public documents and information furnished to the Purchaser or to the Company, as the case may be, in connection with the transactions contemplated by this Agreement shall be deemed to have been received pursuant to and shall be subject to the provisions of the Confidentiality Agreement except that the Purchaser and the Company may disclose such information as may be necessary in connection with seeking the Purchaser Required Statutory Approvals, the Company Required Statutory Approvals, the Purchaser Stockholders' Approval and the Company Stockholders' Approval. The Company shall promptly advise the Purchaser and the Purchaser shall promptly advise the Company in writing of any change or the occurrence of any event after the date of this Agreement having, or which, insofar as can reasonably be foreseen, in the future may have, any material adverse effect on the business, operations, properties, assets, condition (financial or other), results of operations or prospects of the Company and the Company Subsidiaries taken as a whole or the Purchaser and the Purchaser Subsidiaries taken as a whole, as the case may be.

     SECTION 7.2  Registration Statement and Proxy Statement.
The Purchaser and the Company shall file with the SEC as soon as is reasonably practicable after the date hereof the Proxy Statement/Prospectus and shall use all reasonable efforts to have the Registration Statement declared effective by the SEC as promptly as practicable. The Purchaser shall also take any action required to be taken under applicable state blue sky or securities laws in connection with the issuance of Purchaser Common Stock. The Purchaser and the Company shall promptly furnish to each other all information, and take such other actions, as may reasonably be requested in connection with any action by any of them in connection with the preceding sentence and shall cooperate with one another and use their respective best efforts to facilitate the expeditious consummation of the transactions contemplated by the Agreement.

     SECTION 7.3 Stockholders' Approval. The Purchaser and the Company shall each promptly take such action as may be required by their respective Articles of Incorporation and applicable law to obtain the requisite stockholder approval of this Agreement and the transactions contemplated hereby (the "Purchaser Stockholders' Approval" and "Company Stockholders' Approval," as appropriate), and shall use their respective best efforts to obtain stockholder approval and adoption of this Agreement and the transactions contemplated hereby as soon as practicable following the date upon which the Registration Statement is declared effective by the SEC. Subject to the fiduciary duties of the Board of Directors of the Purchaser and the Company under applicable law, the Purchaser and the Company shall, through their respective Boards of Directors, recommend to their respective stockholders the approval of this Agreement and of the transactions contemplated by this Agreement.

     SECTION 7.4 Compliance with the Securities Act. The Company shall use its best efforts to cause each principal executive officer, each director and each other person who is an "affiliate", as that term is used in paragraphs (c) and (d) of Rule 145 under the Securities Act, of the Company to deliver to the Purchaser on or prior to the Effective Time a written agreement (an "Affiliate Agreement") to the effect that such person will not offer to sell, sell or otherwise dispose of any shares of Purchaser Common Stock issued in the Merger, except, in each case, pursuant to an effective registration statement or in compliance with Rule 145, as amended from time to time, or in a transaction which, in the opinion of legal counsel satisfactory to the Purchaser, is exempt from the registration requirements of the Securities Act.

     SECTION 7.5 NYSE. The Purchaser shall use its best efforts to effect, at or before the Effective Time, authorization for listing on the NYSE upon official notice of issuance, of the shares of Purchaser Common Stock to be issued pursuant to the Merger.

     SECTION 7.6 Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, except that those expenses incurred in connection with printing and distributing the Proxy Statement/Prospectus shall be shared equally by the Purchaser and the Company.

     SECTION 7.7 Agreement to Cooperate. Subject to the terms and conditions herein provided, each of the parties hereto shall cooperate and use their respective best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including using its best efforts to identify and obtain all necessary or appropriate waivers, consents and approvals to effect all necessary registrations, filings and submissions (including, but not limited to, the Company Required Statutory Approvals, the Purchaser Required Statutory Approvals, any filings under federal and state securities laws and, if necessary, the HSR Act and any submissions requested by the Federal Trade Commission or Department of Justice in connection therewith) and to lift any injunction or other legal bar to the Merger (and, in such case, to proceed with the Merger as expeditiously as possible), subject, however, to obtaining the necessary approvals by the stockholders of each of the Purchaser and the Company of this Agreement and the transactions contemplated hereby subject at all times to the fiduciary duties of the Boards of Directors of each of the Company and the Purchaser.

     SECTION 7.8 Public Statements. The parties shall consult with each other prior to issuing any press release or any written public statement with respect to this Agreement or the transactions contemplated hereby and shall not issue any such press release or written public statement prior to review and approval by the other party, except that prior review and approval shall not be required if, in the reasonable judgment of the party seeking to issue such release or public statement, prior review and approval would prevent the timely dissemination of such release or announcement in violation of any applicable law, rule, regulation or policy of the NYSE.

     SECTION 7.9 Corrections to the Proxy Statement/Prospectus and Registration Statement. Prior to the date of approval of this Agreement and the transactions contemplated hereby by the stockholders of each of the Purchaser and the Company, each of the Purchaser and the Company shall correct promptly any information provided by it to be used specifically in the Proxy Statement/Prospectus and Registration Statement or relating to it and incorporated by reference into the Proxy Statement/Prospectus and Registration Statement that shall have become false or misleading in any material respect and shall take all steps necessary to file with the SEC and have declared effective or cleared by the SEC any amendment or supplement to the Proxy Statement/Prospectus or the Registration Statement so as to correct the same and to cause the Proxy Statement/Prospectus as so corrected to be disseminated to the stockholders of the Company, in each case to the extent required by applicable law.

     SECTION 7.10 Amendment of Company Leases. The Company will, without any cost to the Purchaser, amend any and all leases pertaining to the Company's use of office space and office equipment to provide that from and after the Effective Time, (i) the expressed term of all such leases shall be month-to-month,
(ii) the Purchaser shall be permitted to use such space and equipment (assuming compliance by the Purchaser with the terms of such leases) and (iii) all such leases may be terminated by either party thereto at any time without penalty upon the giving of 60 days prior written notice of intent to terminate.

     SECTION 7.11 Continued Qualification as a Real Estate Investment Trust. From and after the date hereof through the Effective Time, the Company and the Purchaser will maintain their respective qualifications as "real estate investment trusts" under the Code and the rules and regulations thereunder. The Company will make dividend distributions during the Company's final taxable period sufficient to satisfy the requirement of
Section 857 of the Code.

     SECTION 7.12  Consulting and Noncompetition Agreements.

          (a) Prior to the Effective Time, the Purchaser shall enter into Consulting and Noncompetition Agreements, directly or indirectly, with W. G. Benton, G. L. Clark, Jr. and S. L. Christiansen (the "Consultants") pursuant to which the Consultants shall agree, for a period of five years, to provide certain consulting services to Purchaser and to refrain from engaging in activities that compete with the business of the Purchaser in (i) owning and leasing and (ii) providing mortgage financing secured by income producing health care facilities, with a principal focus on long-term care facilities, all as presently conducted and as contemplated to be conducted immediately following the Effective Time; provided, however, that the provisions of such agreements will not preclude the Consultants from owning, operating, managing, financing or otherwise investing in assisted living facilities.

          (b) At the Effective Time, the Purchaser shall advance to each Consultant the aggregate amount payable pursuant to such Consultant's Consulting and Noncompetition Agreement over the term thereof; provided that such Consultant shall execute a note, in a form satisfactory to the Purchaser, providing that (i) the principal of (and any interest accrued thereon) shall be forgiven in equal annual increments over the term of such Consulting and Noncompetition Agreement and (ii) upon any breach by a Consultant of his or her Consulting and Noncompetition Agreement, the then remaining outstanding principal balance of such note (and any interest accrued thereon) shall be accelerated and become immediately due and payable.

                              ARTICLE VIII

                              CONDITIONS

     SECTION 8.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligation of each party to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

     (a) The Company shall have obtained the necessary approval by the Company's stockholders of this Agreement and the transactions contemplated hereby;

     (b) The Purchaser shall have obtained the necessary approval by the Purchaser's stockholders of this Agreement and the transactions contemplated hereby;

     (c) The waiting period applicable to the consummation of the Merger under the HSR Act, if applicable, shall have expired or been terminated;

     (d) The Registration Statement shall have become effective in accordance with the provisions of the Securities Act, and no stop order suspending such effectiveness shall have been issued and remain in effect;

     (e) No preliminary or permanent injunction or other order or decree by any federal or state court which prevents the consummation of the Merger shall have been issued and remain in effect (each party agreeing to use its best efforts to have any such injunction, order or decree lifted);

     (f) All governmental consents, orders and approvals legally required for the consummation of the Merger and the transactions contemplated hereby; including, without limitation the Company Required Statutory Approvals and the Purchaser Required Statutory Approvals shall have been obtained and be in effect at the Effective Time, and all consents, orders and approvals legally required for the consummation of the Merger and the transactions contemplated hereby shall have become final orders; and

     (g) The Company and the Purchaser shall each have received an opinion from their respective counsel to the effect that the Merger will qualify as a reorganization under Section 368 of the Code and that no income or gain will be recognized by the Company or the Purchaser as a result of the Merger.

     SECTION 8.2 Conditions to Obligation of the Company to Effect the Merger. Unless waived by the Company, the obligation of the Company to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following additional conditions:

     (a) The Purchaser shall have performed in all material respects its agreements contained in this Agreement required to be performed on or prior to the Closing Date and the representations and warranties of the Purchaser contained in this Agreement shall be true and correct in all material respects on and as of (i) the date made and (ii) the Closing Date (except in the case of representations and warranties expressly made solely with reference to a particular date which shall be true and correct as of the date specified); and the Company shall have received a certificate of an officer of the Purchaser to that effect;

     (b) The Company shall have received an opinion from (i) Argue Pearson Harbison & Myers, general counsel to the Purchaser, dated the Closing Date, substantially in the form set forth in
Exhibit III hereto and (ii) Jones, Day, Reavis & Pogue, special counsel to the Purchaser, dated the Closing Date, substantially in the form set forth in Exhibit IV hereto;

     (c) The Company shall have received "comfort" letters in customary form from Ernst & Young, certified public accountants for the Purchaser, dated the date of the Proxy Statement/Prospectus, the effective date of the Registration Statement and the Closing Date (or such other date reasonably acceptable to the Company) with respect to certain financial statements and other financial information included in the Registration Statement;

     (d) The Registration Statement to be filed by the Purchaser subsequent to the date hereof with the SEC covering the offering and issuance to the stockholders of the Company of the shares of Purchaser Common Stock into which all of the issued and outstanding shares of Company Common Stock are to be converted as provided in the Agreement, shall have become effective under the Securities Act and the Purchaser Common Stock to be issued in connection with the Merger shall have been authorized for listing on the NYSE upon official notice of issuance;

     (e) The Company shall have tendered the payments contemplated by Section 3.1(a)(iii) to each holder of Options outstanding immediately prior to the Effective Time;

     (f) The Company and/or the Purchaser shall have tendered the severance and related payments described on Schedule 4.14(a), less any applicable withholding taxes;

     (g) The Purchaser shall have advanced the funds contemplated by Section 7.12 to each Consultant who has executed a note as contemplated by Section 7.12; and

     (h) No governmental consent, order or approval legally required for the consummation of the Merger and the transactions contemplated hereby shall have any terms which in the reasonable judgment of the Company, when taken together with the terms of all such consents, orders or approvals, would materially impair the value of the Purchaser Common Stock to be received by stockholders of the Company as a result of the Merger, and no governmental authority shall have promulgated any statement, rule or regulation which, when taken together with all such promulgations, would materially impair the value of the Purchaser Common Stock to be received by stockholders of the Company as a result of the Merger.

     SECTION 8.3  Conditions to Obligation of the Purchaser to
Effect the Merger. Unless waived by the Purchaser, the obligation of the Purchaser to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the additional following conditions:

     (a) The Company shall have performed in all material respects its agreements contained in this Agreement required to be performed on or prior to the Closing Date and the representations and warranties of the Company contained in this Agreement shall be true and correct in all material respects on and as of (i) the date made and (ii) the Closing Date (except in the case of representations and warranties expressly made solely with reference to a particular date which shall be true and correct as of the date specified); and the Purchaser shall have received a Certificate of the President and Chief Executive Officer of the Company to that effect;

     (b)  The Purchaser shall have received opinions from Stroock
& Stroock & Lavan, counsel to the Company dated the Closing Date, substantially in the form set forth in Exhibit V and Exhibit VI hereto;

     (c) The Purchaser shall have received "comfort" letters in customary form from Coopers & Lybrand, certified public accountants for the Company, dated the date of the Proxy Statement/Prospectus, the effective date of the Registration Statement and the Closing Date (or such other date reasonably acceptable to the Purchaser) with respect to certain financial statements and other financial information included in the Registration Statement;

     (d) The Affiliate Agreements required to be delivered to the Purchaser pursuant to Section 7.4 hereof shall have been furnished as required by Section 7.4;

     (e) No governmental consent, order or approval legally required for the consummation of the Merger and the transactions contemplated hereby shall have any terms which in the reasonable judgment of the Purchaser, when taken together with the terms of all such consents, orders or approvals, would materially impair the value of the Company to the Purchaser, and no governmental authority shall have promulgated any statute, rule or regulation which, when taken together with all such promulgations, would materially impair the value of the Company to the Purchaser;

     (f)  The holders of 10% or less of the outstanding Company
Common Stock shall have qualified as Dissenting Stockholders;

     (g) The performance of this Agreement will not jeopardize the status of the Purchaser or the Company as a "real estate investment trust" under the Codes and the rules and regulations thereunder; and
     (h) Each Consultant shall have executed a Consulting and Noncompetition Agreement in form and substance satisfactory to Purchaser.


                              ARTICLE IX

                    TERMINATION, AMENDMENT AND WAIVER

     SECTION 9.1 Termination. This Agreement may be terminated at any time prior to the Closing Date, whether before or after approval by the stockholders of the Purchaser and the Company:

     (a) by mutual consent of each of the Purchaser and the Company;

     (b) by either the Purchaser or the Company, so long as such party has not breached any of its obligations hereunder (except for such breaches as are clearly immaterial), if the Merger shall not have been consummated on or before December 31, 1994 (the "Termination Date");

     (c) unilaterally by the Purchaser or the Company (i) if the other (A) fails to perform any covenant or agreement in this Agreement in any material respect, and does not cure the failure, in all material respects within 15 business days after the terminating party delivers written notice of the alleged failure or (B) fails to fulfill or complete a condition to the obligations of that party (which condition is not waived) by reason of a breach by that party of its obligations hereunder,
(ii) if any condition to the obligations of that party is not satisfied (other than by reason of a breach by that party of its obligations hereunder), and it reasonably appears that the condition cannot be satisfied prior to the Termination Date or
(iii) if the parties are unable to reach mutual agreement as to the Exchange Ratio that may be required to be negotiated pursuant to the proviso contained in Section 3.1(a)(i);

     (d) unilaterally by the Purchaser if (i) the Company, through its Board of Directors in the exercise of its fiduciary duties to its stockholders, either fails to recommend to the Company's stockholders the approval of this Agreement and the transactions contemplated hereby or withdraws such recommendation or (ii) the holders of more than 10% of the outstanding Company Common Stock shall have qualified as Dissenting Stockholders;

     (e) unilaterally by the Purchaser at any time following the issuance of a Notice of Proposal or upon the occurrence of any event that requires the Company to issue a Notice of Proposal to the Purchaser;

     (f) unilaterally by either the Purchaser or the Company upon execution of a definitive agreement between the Company and a Potential Acquiror as set forth in Section 6.3; and

     (g) unilaterally by either the Purchaser or the Company upon execution of a definitive agreement between the Purchaser and any corporation, partnership, person or other entity or group (a "Purchaser Acquiror") pursuant to which the Purchaser Acquiror shall acquire all or substantially all of the business and properties of the Purchaser, or capital stock of the Purchaser, whether by merger, purchase of assets, tender offer or otherwise, whether for cash, securities or any other consideration or combination thereof (any of the foregoing hereinafter referred to as "Purchaser Acquisition Transaction").

     SECTION 9.2 Effect of Termination. In the event of termination of this Agreement by either the Purchaser or the Company, as provided in Section 9.1, this Agreement shall forthwith become void and there shall be no further obligation on the part of either the Purchaser, the Company or their respective officers or directors (except as set forth in this Section 9.2 and in Sections 7.6, and 9.5 which shall survive such termination). Nothing in this Section 9.2 shall relieve any party from liability for any breach of this Agreement.

     SECTION 9.3 Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto and in compliance with applicable law.

     SECTION 9.4 Waiver. At any time prior to the Effective Time, the parties hereto may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of party hereto to any such extension or waiver shall be valid if set forth in an instrument in writing signed on behalf of such party.

     SECTION 9.5  Expense Reimbursement; Liquidated Damages.

     (a) In the event (i) the Purchaser terminates this Agreement pursuant to Section 9.1(c)(i), (d)(i) or (f) hereof,
(ii) the Company terminates this Agreement pursuant to Section 9.1(f) hereof, (iii) prior to the termination of this Agreement any person, corporation, partnership or other entity or "group" (as defined in Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder), other than the Purchaser or any of its Affiliates or a group of which any of the Purchaser or any of its Affiliates is a member, becomes the "beneficial owner" (as defined in Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder) of more than twenty percent of the then outstanding shares of Company Common Stock, or (iv) the Company's stockholders shall not have approved the Merger by December 31, 1994, or holders of less than the requisite number of shares of Company Common Stock vote in favor of the approval of the Merger, then the Company shall promptly pay the Purchaser a termination fee in the amount of $3,750,000.

     (b) In the event (i) the Company terminates this Agreement pursuant to Sections 9.1(c)(i) or (g), (ii) the Purchaser terminates this Agreement pursuant to Section 9.1(g) hereof,
(iii) prior to the termination of this Agreement any person, corporation, partnership or other entity or "group," other than the Company or any of its Affiliates or a group of which any of the Company or any of its Affiliates is a member, becomes the beneficial owner of more than twenty percent of the then outstanding shares of Purchaser Common Stock, or (iv) the Purchaser's stockholders shall not have approved the Merger by December 31, 1994, or holders of less than the requisite number of shares of Purchaser Common Stock vote in favor of the approval of the Merger, then the Purchaser shall promptly pay the Company a termination fee in the amount of $3,750,000; provided, however, that upon a termination by the Company or the Purchaser pursuant to Section 9.1(g) hereof, such termination fee will only be payable by the Purchaser if the terms of the Purchaser Acquisition Transaction expressly provide that the completion of such transaction is conditioned upon the prior termination of this Agreement.


                              ARTICLE X

                         GENERAL PROVISIONS

     SECTION 10.1  Non-Survival of Representations and
Warranties. All representations and warranties in this Agreement shall not survive the Merger.

     SECTION 10.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, sent via a recognized overnight courier with delivery confirmed in writing or sent via facsimile to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

          (a)  If to the Purchaser to:

               Omega Healthcare Investors, Inc.
               905 W. Eisenhower Circle, Suite 110
               Ann Arbor, Michigan 48103
               Attention:  Essel W. Bailey, Jr.
               Fax:  (313) 996-0020

          with copies to:

               Jones, Day, Reavis & Pogue
               One Peachtree Center
               Suite 3500
               303 Peachtree Street
               Atlanta, Georgia  30308-3242
               Attention: Richard H. Miller, Esq.
               Fax: (404) 581-8689

          and:

               Argue Pearson Harbison & Myers
               801 South Flower Street
               Suite 500
               Los Angeles, California 90017
               Attention: Don M. Pearson, Esq.
               Fax: (213) 622-7575

          (b)  If to the Company, to:

               Health Equity Properties Incorporated
               915 West Fourth Street
               Winston-Salem, North Carolina 27102
               Attention:  William G. Benton
               Fax:  (910) 724-6765

          with a copy to:

               Stroock & Stroock & Lavan
               Seven Hanover Square
               New York, New York 10004-2696
               Attention: James R. Tanenbaum, Esq.
               Fax: (212) 806-6006

     SECTION 10.3 Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     SECTION 10.4 Miscellaneous. This Agreement (including the documents and instruments referred to herein) and the Confidentiality Agreement (which shall survive the termination of this Agreement) (i) constitute the entire agreement and supersede all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and thereof; (ii) shall not be assigned by operation of law or otherwise; and (iii) shall be governed in all respects, including validity, interpretation and effect, by the laws of the State of Maryland (without giving effect to the provisions thereof relating to conflicts of law).

     SECTION 10.5 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

     SECTION 10.6 Parties In Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

     IN WITNESS WHEREOF, the Purchaser and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.


ATTEST:                            OMEGA HEALTHCARE INVESTORS,
INC.


\s\ NEILL R. SCHMEICHEL            By:\s\ ESSEL W. BAILEY, JR.
Name:  Neill R. Schmeichel            Name:  Essel W. Bailey, Jr.
Title:  Chief Financial Officer           Title: Chief Executive
Officer



ATTEST:                            HEALTH EQUITY PROPERTIES
                                     INCORPORATED


\s\ SUSAN L. CHRISTIANSEN          By:\s\ WILLIAM G. BENTON
Name:  Susan L. Christiansen      Name:  William G. Benton
Title:  General Counsel          Title: Chairman of the Board


Glossary of Defined Terms

     The following terms, when used in this Merger Agreement, have the meanings ascribed to them in the corresponding sections of this Merger Agreement listed below.

"Acquisition Transactions"                   - Section 6.3.
"Affiliate"                                  - Section 4.14(b).
"Affiliate Agreement"                        - Section 7.4.
"Agreement"                                  - Preamble.
"Closing"                                    - Section 3.6.
"Closing Date"                               - Section 3.6.
"Code"                                       - Section 4.12(a).
"Company"                                    - Preamble.
"Company Certificates"                       - Section 3.3(a).
"Company Common Stock"                       - Section 3.1(a).
"Company Controlled Group Plans"             - Section 4.13(b).
"Company Financial Statements"               - Section 4.5(a).
"Company Lease"                              - Section 4.32.
"Company Mortgage"                           - Section 4.33.
"Company Mortgage Loan"                      - Section 4.34.
"Company Permitted Encumbrances"             - Section 4.25.
"Company Plans"                              - Section 4.13(a).
"Company Property"                           - Section 4.25.
"Company Representatives"                    - Section 7.1.
"Company Required Statutory Approvals"       - Section 4.4(c).
"Company SEC Reports"                        - Section 4.5(a).
"Company Stockholders' Approval"             - Section 7.3.
"Company Subsidiaries"                       - Section 4.3.
"Company 10-K"                               - Section 4.5(a).
"Company 10-Q"                               - Section 4.5(a).
"Confidentiality Agreement"                  - Section 6.3.
"Consultants"                                - Section 7.12.
"Control"                                    - Section 4.14(b).
"Dissenting Stockholder"                     - Section 3.5.
"Effective Time"                             - Section 1.2.
"ERISA"                                      - Section 4.13(a).
"Exchange Act"                               - Section 4.4(c).
"Exchange Agent"                             - Section 3.3(a).
"Exchange Ratio"                             - Section 3.1(a).
"HSR Act"                                    - Section 4.4(c).
"Hazardous Materials"                        - Section 4.27.
"IRS"                                        - Section 4.12(a).
"Material"                                   - Section 4.4(d).
"Merger"                                     - Preamble.
"Merger Filing"                              - Section 1.2.
"MGCL"                                       - Section 1.1.
"Multiemployer Plan"                         - Section 4.13(a).
"Multiple Employer Plan"                     - Section 4.13(a).
"NCBCA"                                      - Section 1.1.
"Notice of Proposal"                         - Section 6.3.
"NYSE"                                       - Section 3.1(a).
"Options"                                    - Section 3.1(a).
"Other Rights"                               - Section 3.1(a).
"Permits"                                    - Section 4.10.
"Person"                                     - Section 4.14(b).
"Potential Acquiror"                         - Section 6.3.
"Proxy Statement"                            - Section 4.9.
"Proxy Statement/Prospectus"                 - Section 4.9.
"Purchaser"                                  - Preamble.
"Purchaser Acquiror"                         - Section 9.1(g).
"Purchaser Acquisition Transaction"          - Section 9.1(g).
"Purchaser Common Stock"                     - Section 3.1(a).
"Purchaser Controlled Group Plans"           - Section 5.13(b).
"Purchaser Financial Statements"             - Section 5.5.
"Purchaser Lease"                            - Section 5.31.
"Purchaser Mortgage"                         - Section 5.32.
"Purchaser Mortgage Loan"                    - Section 5.33.
"Purchaser Permitted Encumbrances"           - Section 5.24.
"Purchaser Plans"                            - Section 5.13.
"Purchaser Property"                         - Section 5.24.
"Purchaser Representatives"                  - Section 7.1.
"Purchaser Required Statutory Approvals"     - Section 5.4(c).
"Purchaser SEC Reports"                      - Section 5.5.
"Purchaser Stockholders' Approval"           - Section 7.3.
"Purchaser 10-K"                             - Section 5.5.
"Purchaser 10-Q"                             - Section 5.5.
"Registration Statement"                     - Section 4.9.
"SEC"                                        - Section 4.4(c).
"Securities Act"                             - Section 4.4(c).
"Stock Purchase Plan"                        - Section 3.1(a).
"Surviving Corporation"                      - Section 1.1.
"Tax Return"                                 - Section4.12(e).
"Taxes"                                      - Section 4.12(d).
"Termination Date"                           - Section 9.1(b).
"1993 Company Balance Sheet"                 - Section 4.12(a).
"1993 Purchaser Balance Sheet"               - Section 5.12(a).

                              EXHIBIT I

                         ARTICLES OF MERGER


          Health Equity Properties Incorporated, a corporation of the State of North Carolina (herein sometimes called "Merging Company"), and Omega Healthcare Investors, Inc., a Maryland corporation (herein sometimes called "Survivor") hereby certify to the State Department of Assessments and Taxation of Maryland that:
          FIRST: Merging Company and Survivor have agreed that Merging Company shall be merged into Survivor.
          SECOND: Survivor shall survive the merger under the laws of the State of Maryland and shall continue under the name:
          Omega Healthcare Investors, Inc.
          THIRD: The names of the corporations parties to the merger are Health Equity Properties Incorporated and Omega Healthcare Investors, Inc. The Merging Company was incorporated on March 13, 1991 under the general laws of the State of North Carolina and is not registered or qualified to do business in Maryland.
          FOURTH: The Charter and Bylaws of Survivor, in effect on the date of this merger, shall continue in full force and effect as the Charter and Bylaws of the corporation surviving the merger.
          FIFTH: The principal office of the Merging Company is located in Winston-Salem, North Carolina. The principal office of the Survivor is located in Baltimore City, Maryland. The Merging Company owns no properties in Maryland.
          SIXTH: The total number of shares of stock of all classes that the Merging Company has the authority to issue is 180,000,000 consisting of 100,000,000 shares of Common Stock, par value $0.01 per share ("EQP Common Stock"), 30,000,000 shares of Common Stock for which no par value has been set and 50,000,000 shares of Preferred Stock, for which no par value has been set. The aggregate par value of all of the stock that the Merging Company has the authority to issue is $1,000,000. The total number of shares of stock of all classes that the Survivor has the authority to issue is 60,000,000 consisting of 50,000,000 shares of Common Stock, par value $0.10 per shares ("Omega Common Stock") and 10,000,000 shares of Preferred Stock, par value $1.00 per share. The aggregate par value of all of the stock that Survivor has the authority to issue is $15,000,000.
          SEVENTH: The manner and basis of converting the outstanding shares of Common Stock of Merging Company into shares of Common Stock of the Survivor shall be as follows:
          Upon the effectiveness of the transactions contemplated by the Merger Agreement, each issued and outstanding share of EQP Common Stock shall, thereupon and without more, be converted into the right to receive, and become exchangeable for .391 shares of Omega Common Stock.
          After the effective date of the merger, each holder of an outstanding certificate or certificates theretofore representing shares of EQP Common Stock shall surrender the same to the Survivor and shall receive in exchange therefor a certificate or certificates representing shares of Omega Common Stock which the shares of EQP Common Stock shall have been converted into as above provided. Until so surrendered, each outstanding certificate for shares of EQP Common Stock shall be deemed to evidence the ownership of shares of Omega Common Stock into which such shares of EQP Common Stock shall have been converted and the holders thereof shall be entitled to notice and to vote such shares as if the certificates of Merging Company had been surrendered; provided, however, that unless and until such outstanding certificates shall have been so surrendered, no dividend or other distribution, payable to the holders of record of the Omega Common Stock as of a date subsequent to the effective date of the merger, shall be paid to the holders of such outstanding certificates until they have been surrendered to the Survivor. No other shares of stock of the Merging Company are issued and outstanding.
          EIGHTH: Upon the effective date of the merger, the separate existence of the Merging Company shall cease and the Survivor shall own and possess all of the property, rights, privileges and franchises of whatever nature and description of the Merging Company without further act or deed. Notwithstanding the foregoing, confirmatory deeds or other like instruments, when deemed desirable to evidence such transfer, vesting or devolution of any property, rights, privileges or franchises, may, at any time or from time to time, be made and delivered in the name of the Merging Company by the last acting officers thereof, or by the corresponding officers of the Survivor.
          Upon the effective date of the merger, the Survivor shall be liable for all the debts and obligations of the Merging Company and any claim existing or action or proceeding pending by or against it may be prosecuted to judgment or decree as if the merger had not taken place. The rights of creditors of the Merging Company shall in no way be impaired by the merger.
          NINTH: The Board of Directors of Merging Company, at a meeting duly held on June 17, 1994, adopted resolutions declaring that the merger was advisable and directing that the merger, upon the terms set forth herein, be submitted for action thereon at a meeting of the stockholders of Merging Company. The merger described herein was duly advised by the Board of Directors of Merging Company and approved by the stockholders of Merging Company by the affirmative vote of the holders of a majority of the shares of the EQP Common Stock outstanding and entitled to vote at a meeting held on _________________. By such actions, the merger was duly advised by the Board of Directors and approved by the stockholders of Merging Company in the manner and by the vote required by the laws of North Carolina and the Charter of Merging Company.
          The Board of Directors of Survivor, at a meeting held on June 17, 1994, adopted resolutions declaring that this merger was advisable and directing that the merger be submitted for action thereon at a meeting of stockholders of Survivor. The merger was approved by the stockholders of Survivor by the affirmative vote of the holders of two-thirds of the shares of the Omega Common Stock outstanding and entitled to vote at a meeting held on ___________________. By such actions the merger described herein was duly advised by the Board of Directors and approved by the stockholders of Survivor in the manner and by the vote required by the laws of Maryland and by the Charter of Survivor.
          TENTH: This merger shall become effective in accordance with the laws of the State of Maryland when these Articles have been accepted for record by the State Department of Assessments and Taxation of Maryland and when similar articles, in form appropriate for North Carolina, have been accepted for record by the Secretary of State of North Carolina.
          IN WITNESS WHEREOF, the corporations party to these Articles of Merger have caused these presents to be signed in their respective corporate names and on their behalf by their respective Presidents or Vice Presidents and their corporate seals to be hereunto affixed and attested by their respective Secretaries or Assistant Secretaries, and each officer signing these Articles acknowledges them to be the corporate act of his or her respective corporation and that, to the best of his or her knowledge, information and belief, all matters and facts set forth therein with respect to the authorization and approval thereof are true in all material respects and that this verification is made under the penalties of perjury.

ATTEST:                       OMEGA HEALTHCARE INVESTORS, INC.



___________________________   By:_____________________________
Name:                            Name:
Title:  Secretary of Omega       Title:  President
        Healthcare Investors
        Inc.


ATTEST:                       HEALTH EQUITY PROPERTIES
INCORPORATED



___________________________   By:_____________________________
Name:                            Name:
Title:  Secretary of Health      Title:  President
        Equity Properties
        Incorporated

                              EXHIBIT II


                         State of North Carolina

                    Department of the Secretary of State

     ARTICLES OF MERGER OF HEALTH EQUITY PROPERTIES INCORPORATED
               INTO OMEGA HEALTHCARE INVESTORS, INC.

Pursuant to Section 55-11-05 of the General Statutes of North Carolina, the undersigned corporation as the surviving corporation in a merger hereby submits the following Articles of Merger.

1. The name of the surviving corporation is OMEGA HEALTHCARE INVESTORS, INC., a corporation organized under the laws of Maryland; the name of the merged corporation is HEALTH EQUITY PROPERTIES INCORPORATED, a corporation organized under the laws of North Carolina.

2. Attached is a copy of the Merger Agreement and Plan of Reorganization that was duly adopted in the manner prescribed by law by the board of directors of each of the corporations participating in the merger.

3. With respect to the surviving corporation (check either a or b, whichever is applicable):

     a. ___ Shareholder approval was not required for the merger.

     b.    X   Shareholder approval was required for the merger
and the merger was approved by the shareholders as required by Chapter 55 of the North Carolina General Statutes.

4. With respect to the merged corporation (check either a or b, whichever is applicable):

     a. ___ Shareholder approval was not required for the merger.

     b.    X   Shareholder approval was required for the merger
and the merger was approved by the shareholders as required by Chapter 55 of the North Carolina General Statutes.

5. These articles will be effective when (a) they have been accepted for filing with the Secretary of State of North Carolina and (b) the articles of merger, in respect of the merger of these same corporations, have been accepted for filing by the State Department of Assessments and Taxation of Maryland.

This ____ day of ____________, 1994.


     OMEGA HEALTHCARE INVESTORS, INC.

     By:
          Name:
          Title:  President

EXHIBIT III

OPINION OF ARGUE PEARSON HARBISON & MYERS






              , 1994



Health Equity Properties Incorporated
915 West Fourth Street
Post Office Box 348
Winston-Salem, North Carolina  27102

     Re:  Merger of Dixon Corp. with and into Mason Corp.

Gentlemen:

     We are general counsel to Omega Healthcare Investors, Inc., a Maryland corporation (the "Purchaser"), and have acted in such capacity in connection with the merger of Health Equity Properties Incorporated, a North Carolina corporation (the "Company"), with and into the Purchaser pursuant to a Merger Agreement and Plan of Reorganization (the "Agreement") dated June 17, 1994 by and between the Purchaser and the Company. This opinion is being rendered pursuant to Section 8.2(b) of the Agreement. Unless otherwise defined herein, terms used herein that are defined in the Agreement shall have the meanings ascribed to them in the Agreement.

     In connection with our representation of the Purchaser, we have reviewed the Agreement, the Registration Statement, the Proxy Statement/Prospectus and the Purchaser SEC Reports. We have also examined the Articles of Incorporation and Bylaws of the Purchaser, the resolutions adopted by the Board of Directors of the Purchaser and such other documents, certificates and instruments as in our judgment were necessary or appropriate to enable us to render the opinions expressed below.

          The law covered by the opinions expressed herein is limited to the federal law of the United States and the law of the States of California, Maryland and North Carolina, provided that with respect to any opinion regarding the law of the State of Maryland we have relied solely, with your permission, on the opinion of Venable, Baetjer and Howard, Maryland counsel to the Purchaser, and that with respect to any opinion regarding the law of the State of North Carolina we have relied solely, with your permission, on the opinion of Stern, Graham & Klepfer, North Carolina counsel to the Purchaser, copies of which have been furnished to you.

          Based upon and subject to the foregoing and subject to the limitations and qualifications set forth below, we are of the opinion that:

     1. The Purchaser is duly incorporated, validly existing and in good standing under the laws of the State of Maryland with the corporate power and authority to own its properties and to conduct its business as now conducted.

     2. The Purchaser is duly qualified to do business as a foreign corporation and is in good standing in the States of Alabama, Arkansas, Indiana, Michigan, Missouri, Pennsylvania,
Tennessee and Texas.

     3. The authorized capital stock of the Purchaser is as set forth under the caption "Capitalization" in the Registration
Statement and all of the outstanding shares of Purchaser Common
Stock are validly issued and fully paid and nonassessable.

     4. The certificate(s) evidencing the Purchaser Common Stock to be delivered under the Agreement are in due and proper form under Maryland law, and when duly countersigned by the Purchaser's transfer agent and registrar, and delivered as consideration for the Merger in accordance with the provisions of the Agreement, the Purchaser Common Stock represented thereby will be duly authorized and validly issued, fully paid and nonassessable and will not have been issued in violation of, or subject to, any preemptive rights.

     5. Upon completion of the filings intended to effect the merger of the Company into the Purchaser in accordance with the Agreement and the laws of the States of North Carolina and Maryland, respectively, the Company will be merged into the Purchaser and the separate existence of the Company will cease.

     6. The Purchaser has the corporate power and authority to execute and deliver the Agreement, the Registration Statement and the [other documents and instruments provided for therein to be specified] (collectively, the "Agreements"). The execution, delivery and performance of the Agreements have been authorized by all requisite corporate action and the Agreements constitute the legal, valid and binding obligations of the Purchaser, enforceable against the Purchaser in accordance with their respective terms. The Agreement has been duly approved by the Stockholders of the Purchaser. The filing of the Registration Statement on behalf of the Purchaser with the Securities and Exchange Commission (the "Commission") has been authorized by all requisite corporate action.

     7. The execution, delivery and performance of the Agreements by the Purchaser will not (i) violate any provision of the Articles of Incorporation or Bylaws of the Purchaser; (ii) violate, result in a breach of or constitute a default under any indenture, agreement or other instrument known to us to which the Purchaser is a party or any of its property or assets are bound; or (iii) violate any order, writ, judgment, injunction or decree known to us of any court or other governmental agency or instrumentality applicable to the Purchaser.

     8. The Purchaser 10-K, Purchaser 10-Q and the Purchaser's current reports on Form 8-K incorporated by reference in the Proxy Statement/Prospectus complied as to form, when filed with the Commission, in all material respects with all applicable requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

     10. The Purchaser is, and at all times during its existence has been, organized and operated in a manner that qualifies it as a "real estate investment trust" under the Code and the rules and regulations thereunder and, assuming that the Company [has at all times during its existence been/is at the Effective Time] organized and operated in a manner that qualifies it as a "real estate investment trust" under the Code and the rules and regulations thereunder, the performance of the Agreement will not jeopardize the status of the Purchaser as a "real estate investment trust" under the Code and the rules and regulations thereunder.

     11. The statements contained in the Registration Statement under the caption "Description of Capital Stock," insofar as they purport to summarize the provisions of documents referred to therein present fair summaries of such provisions.

     While we have not verified, and are not passing upon and do not assume any responsibility for, the accuracy, completeness or fairness of the statements contained in the Registration Statement or the Proxy Statement/Prospectus, we have participated in conferences with officers and other representatives of the Purchaser, counsel for the Purchaser, representatives of the independent public accountants for the Purchaser, and your representatives, at which the contents of the Registration Statement and Proxy Statement/Prospectus and related matters were discussed, and, on the basis of the foregoing (relying as to materiality to a large extent upon the opinions of officers and other representatives of the Purchaser), no facts have come to our attention which lead us to believe that the Registration Statement (except with respect to the financial statements and schedules thereto and other financial or statistical information, as to which we make no statement) at the time it became effective contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein not misleading, or that the Proxy Statement/Prospectus (except with respect to the financial statements and schedules thereto and other financial or statistical information, as to which we make no statement) on the date thereof contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements therein, in the light of the circumstances in which they were made, not misleading.

     The opinions set forth herein are subject to the following assumptions, qualifications and limitations:

     a. We have assumed, with your permission and without independent investigation: (i) that the signatures on all documents examined by us are genuine and that where any such signature purports to have been made in a corporate, governmental, fiduciary or other capacity, the person who affixed such signature to such document had authority to do so (other than if such person is an officer of the Purchaser), (ii) the authenticity of documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as certified, conformed or photostatic copies and
(iii) the correctness of public files, records and certificates of, or furnished by, governmental or regulatory agencies or authorities.

     b. We have assumed, with your permission and without independent investigation, that the Agreement and the agreements contemplated therein have been duly authorized, executed and delivered by each of the parties thereto (other than the Purchaser) and constitute the valid and binding obligations of such parties, enforceable against such parties in accordance with their terms.

     c. As to matters of fact we have relied upon and assumed the accuracy of, with your permission, the statements of fact contained in certificates of officers of the Purchaser, copies of which have been delivered to your counsel, and have not made any independent investigation or verification of the accuracy of the factual statements contained therein.

     d. In rendering the opinions set forth in paragraphs 1 and 2, as to the good standing of the Purchaser under the laws of the jurisdiction of its incorporation or formation and the good standing and due qualification of the Purchaser as a foreign corporation in the specific jurisdictions listed, we have relied exclusively upon certificates of public officials, copies of which have been furnished to you.

     e. In rendering the opinions set forth in paragraph 3, we have assumed the correctness of, and are relying solely upon, the statements set forth in certificates of officers of the Purchaser, copies of which have been furnished to you previously, without making any independent investigation or inquiry whatsoever with respect to the accuracy of such statements, other than a review of the relevant minute books and stock transfer records.

     f. In rendering the opinions set forth in paragraph 6 with respect to the enforceability of the Agreement and the agreements, documents and instruments contemplated therein, our opinion is qualified to the extent that (i) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

     This opinion is furnished as of the date hereof by us, as counsel for the Purchaser, to you solely with respect to the Merger and with the understanding that we are not hereby assuming any professional responsibility to any other person or entity whatsoever.

                              Very truly yours,

                              ARGUE PEARSON HARBISON & MYERS

EXHIBIT IV



OPINION OF JONES, DAY, REAVIS & POGUE






              , 1994



Health Equity Properties Incorporated
915 West Fourth Street
Post Office Box 348
Winston-Salem, North Carolina  27102

     Re:  Merger of Dixon Corp. with and into Mason Corp.

Gentlemen:

     We are special counsel to Omega Healthcare Investors, Inc., a Maryland corporation (the "Purchaser"), and have acted in such capacity in connection with the merger of Health Equity Properties Incorporated, a North Carolina corporation (the "Company"), with and into the Purchaser pursuant to a Merger Agreement and Plan of Reorganization (the "Agreement") dated June 17, 1994 by and between the Purchaser and the Company. This opinion is being rendered pursuant to Section 8.2(b) of the Agreement. Unless otherwise defined herein, terms used herein that are defined in the Agreement shall have the meanings ascribed to them in the Agreement.

     In connection with our representation of the Purchaser, we have reviewed the Agreement, the Registration Statement, the Proxy Statement/Prospectus and the Purchaser SEC Reports. We have also examined the Articles of Incorporation and Bylaws of the Purchaser, the resolutions adopted by the Board of Directors of the Purchaser and such other documents, certificates and instruments as in our judgment were necessary or appropriate to enable us to render the opinions expressed below.

          The law covered by the opinions expressed herein is limited to the federal law of the United States.

          While we have not verified, and are not passing upon and do not assume any responsibility for, the accuracy, completeness or fairness of the statements contained in the Registration Statement or the Proxy Statement/Prospectus, we have participated in conferences with officers and other representatives of the Purchaser, counsel for the Purchaser, representatives of the independent public accountants for the Purchaser, and your representatives, at which the contents of the Registration Statement and Proxy Statement/Prospectus and related matters were discussed (the documents incorporated by reference having been prepared by the Purchaser without our participation), and, on the basis of the foregoing (relying as to materiality to a large extent upon the opinions of officers and other representatives of the Purchaser), no facts have come to our attention which lead us to believe that the Registration Statement (except with respect to the financial statements and schedules thereto and other financial or statistical information, as to which we make no statement) at the time it became effective contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein not misleading, or that the Proxy Statement/Prospectus (except with respect to the financial statements and schedules thereto and other financial or statistical information, as to which we make no statement) on the date thereof contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements therein, in the light of the circumstances in which they were made, not misleading.

     The opinions set forth herein are subject to the following assumptions, qualifications and limitations:

     a. We have assumed, with your permission and without independent investigation: (i) that the signatures on all documents examined by us are genuine and that where any such signature purports to have been made in a corporate, governmental, fiduciary or other capacity, the person who affixed such signature to such document had authority to do so (other than if such person is an officer of the Purchaser), (ii) the authenticity of documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as certified, conformed or photostatic copies, and (iii) the correctness of public files, records and certificates of, or furnished by, governmental or regulatory agencies or authorities.

     b. We have assumed, with your permission and without independent investigation, that the Agreement and the agreements contemplated therein have been duly authorized, executed and delivered by each of the parties thereto and constitute the valid and binding obligations of such parties, enforceable against such parties in accordance with their terms.

     c. As to matters of fact we have relied upon and assumed the accuracy of, with your permission, the statements of fact contained in certificates of officers of the Purchaser, copies of which have been delivered to your counsel, and have not made any independent investigation or verification of the accuracy of the factual statements contained therein.

     This opinion is furnished as of the date hereof by us, as special counsel for the Purchaser, to you solely with respect to the Merger and with the understanding that we are not hereby assuming any professional responsibility to any other person or entity whatsoever.

                              Very truly yours,

                              JONES, DAY, REAVIS & POGUE

EXHIBIT V

OPINION OF STROOCK & STROOCK & LAVAN


              , 1994



Omega Healthcare Investors, Inc.
905 W. Eisenhower Circle
Suite 110
Ann Arbor, Michigan  48103

Gentlemen:

     We have acted as special counsel to Health Equity Properties Incorporated, a North Carolina corporation (the "Company"), in connection with a Merger Agreement and Plan of Reorganization (the "Agreement") dated June 17, 1994 by and between the Company and Omega Healthcare Investors, Inc., a Maryland corporation (the "Purchaser"). This opinion is being rendered to you pursuant to
Section 8.3(b) of the Agreement. Terms defined in the Agreement and not otherwise defined herein shall have the same meaning when used herein.

     As such counsel, we have examined the Agreement, the Registration Statement, the Proxy Statement/Prospectus and the Articles of Incorporation and Bylaws of the Company. We have also examined originals or copies of such corporate minutes, records, agreements and other instruments of the Company, certificates of public officials, certificates of officers and other representatives of the Company, and have made such examinations of law, as we have deemed necessary to form the basis of the opinions expressed below.

     As to various matters of fact relevant to the opinions hereinafter expressed, we have relied upon statements and certificates of officers of the Company and the representations and warranties of the Company contained in the Agreement.

     In all examinations made by us in connection with this opinion, we have assumed the genuineness of all signatures, the completeness and authenticity of all records and documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies thereof.

     Attorneys involved in the preparation of this opinion are admitted to practice law in the State of New York and we do not purport to be experts on, or to express any opinion herein concerning any law other than the laws of the State of New York and the federal laws of the United States of America. To the extent that the opinions expressed in paragraphs _____ involve conclusions as to the laws of the State of North Carolina, we have relied, with your permission, solely on the opinion of _________________, copies of which have been furnished to you. For purposes of our opinion in paragraph 6 below, we have assumed, with your permission, that the Agreements (as defined below) are governed by the laws of the State of New York.

     Our opinion in paragraph 6 below is subject to the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors' rights generally and court decisions with respect thereto and we express no opinion with respect to the application of equitable principles in any proceeding whether at law or in equity.

     In rendering the opinions set forth in paragraph 3, we have assumed the correctness of, and are relying solely upon, the statements set forth in certificates of officers of the Company, copies of which have been furnished to you previously, without making any independent investigation or inquiry whatsoever with respect to the accuracy of such statements, other than a review of the relevant minute books and stock transfer records.

     When reference is made in this opinion to "knowledge" or to what is "known to us," it means the actual knowledge attributable to our representation of the Company of only those partners and associates who have given substantive attention to the Agreement and the preparation and negotiation thereof.

     Based upon the foregoing, we are of the opinion that:

     1. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of North Carolina with the corporate power and authority to own its properties and to conduct its business as now conducted.

     2.   The Company is qualified to do business as a foreign
corporation and is in good standing in the States of            .

     3. The authorized capital stock of the Company is as set forth in the Registration Statement under the caption
"Capitalization" and all of the outstanding shares of Company
Common Stock are validly issued, fully paid and nonassessable.

     4. To our knowledge, except as set forth in Schedule 4.2(b) to the Agreement, there are no outstanding subscriptions, options, calls, contracts, commitments, understandings, restrictions, arrangements, rights or warrants, including any right of conversion or exchange under any outstanding security, instrument or other agreement, obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of the capital stock of the Company or obligating the Company to grant, extend or enter into any such agreement or commitment. There are no voting trusts, proxies or other agreements or understandings known to us to which the Company is a party or by which it is bound with respect to the voting of any shares of capital stock of the Company.

     5. Upon completion of the filings intended to effect the merger of the Company into the Purchaser in accordance with the Agreement and the laws of the States of North Carolina and Maryland, respectively, the Company will be merged into the Purchaser and the separate existence of the Company will cease. In connection with the opinion set forth in this paragraph 5, we have assumed that the laws of the State of Maryland (as to which we express no opinion) are the same as the laws of the State of North Carolina insofar as the Effective Time of the Merger will be upon the completion of the Merger Filings or at such later time as may be expressed in the Merger Filings.

     6. The Company has the corporate power and authority to execute and deliver the Agreement and the [other documents and instruments provided for therein to be specified] (collectively, the "Agreements"). The execution, delivery and performance of the Agreements have been authorized by all requisite corporate action, and the Agreements constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms. The Agreement has been duly approved by the Stockholders of the Company. The filing of the Proxy Statement/Prospectus on behalf of the Company with the Securities and Exchange Commission (the "Commission") has been authorized by all requisite corporate action.

     7. The execution, delivery and performance of the Agreements by the Company will not (i) violate any provision of the Articles of Incorporation or Bylaws of the Company or any Company Subsidiary; (ii) violate, result in a breach of or constitute a default under any indenture, agreement or other instrument known to us to which the Company or a Company Subsidiary is a party or any of their respective properties or assets are bound; or (iii) violate any order, writ, judgment, injunction or decree known to us of any court or other governmental agency or instrumentality applicable to the Company or any Company Subsidiary.

     8. The Company 10-K, Company 10-Q and the Company's current reports on Form 8-K incorporated by reference in the Proxy Statement/Prospectus complied as to form, when filed with the Commission, in all material respects with all applicable requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

     While we have not verified, and are not passing upon and do not assume any responsibility for, the accuracy, completeness or fairness of the statements contained in the Registration Statement or the Proxy Statement/Prospectus, we have participated in conferences with officers and other representatives of the Company, counsel for the Company, representatives of the independent public accountants for the Company, and your representatives, at which the contents of the Registration Statement and Proxy Statement/Prospectus and related matters were discussed (the documents incorporated by reference having been prepared by the Company without our participation), and, on the basis of the foregoing (relying as to materiality to a large extent upon the opinions of officers and other representatives of the Company), no facts have come to our attention which lead us to believe that the Registration Statement (except with respect to the financial statements and schedules thereto and other financial or statistical information, as to which we make no statement) at the time it became effective contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein not misleading, or that the Proxy Statement/Prospectus (except with respect to the financial statements and schedules thereto and other financial or statistical information, as to which we make no statement) on the date thereof contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements therein, in the light of the circumstances in which they were made, not misleading.

     This opinion is solely for the benefit of the addressee and may not be relied upon in any manner by any other person or entity.

                              Very truly yours,


                              STROOCK & STROOCK & LAVAN

EXHIBIT VI

OPINION OF STROOCK & STROOCK & LAVAN


____________, 1994



Omega Healthcare Investors, Inc.
905 West Eisenhower Circle
Suite 110
Ann Arbor, Michigan 48103

Gentlemen:

          This opinion is delivered in our capacity as special counsel to Health Equity Properties Incorporated (the "Corporation") pursuant to Section 8.3(b) of the Merger Agreement and Plan of Reorganization dated June 17, 1994, by and between the Corporation and Omega Healthcare Investors, Inc. (the "Agreement"). Terms defined in the Agreement and not otherwise defined herein shall have the same meaning ascribed to them when used herein.

          We do not serve as general counsel to the Corporation and, other than in connection with the transaction contemplated by the Agreement, have not represented the Corporation.

          For purposes of this opinion, we have reviewed the Closing Agreement on Final Determination Covering Specific Matters (the "Closing Agreement") between the Corporation and the Commissioner of Internal Revenue, dated June 14, 1994. We have relied upon the written representations of Coopers & Lybrand, accountants to the Corporation (the "Coopers Representations"), that it has reviewed the organizational and ownership structure, nature of income and distributions, composition of assets, investments and operations of the Corporation, and copies of the Corporation's federal income tax returns on Form 1120-REIT for taxable years of the Corporation beginning with the taxable year ended December 31, 1988, and has determined that (i) for all such taxable years the Corporation satisfied the requirements under Sections 856-860 of the Internal Revenue Code of 1986, as amended (the "Code"), necessary to qualify as a REIT (other than the shareholder demand requirement which is the subject of the Closing Agreement), and (ii) the Corporation has satisfied
Section 2 of the Closing Agreement. We have not conducted any independent inquiry or review of the organizational or ownership structure, nature of income or distributions, composition of assets, investments or operations of the Corporation. Notwithstanding the foregoing, during the course of our representation of the Corporation, nothing has come to our attention that would cause us to believe that any of the Coopers Representations contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

          In rendering the opinions set forth herein, we have assumed (i) the genuiness of all signatures on documents we have examined, (ii) the authenticity of all documents submitted to us as originals, (iii) the conformity to the original documents of all documents submitted to us as copies, (iv) the authority and capacity of the individual or individuals who executed any such documents on behalf of any person, (v) the accuracy and completeness of all documents made available to us, and (vi) the accuracy of the Coopers Representations contained in that certain certificate dated the date hereof from Coopers & Lybrand, a copy of which is attached hereto.

          Based upon the foregoing, we are of the opinion that the Corporation has qualified as a REIT under the Code for all taxable years beginning with its taxable year ended December 31, 1988 through the Effective Time of the Merger, and that the Corporation qualifies as a REIT under the Code for its taxable year which ends on the date on which the Merger is consummated.

          We wish to point out that our opinion is not binding on the Internal Revenue Service and, we note that there can be no assurance that all of the requirements for qualification as a REIT for any particular taxable year have in fact been met until the return for such taxable year has been reviewed by the Internal Revenue Service or the period for such review has expired.

                              Very truly yours,



                              STROOCK & STROOCK & LAVAN